UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CEPHEID

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CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

March 19, 2015

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 28, 2015, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event and, for that reason, we ask that you vote as soon as possible. Whether or not you plan to attend the meeting, you may vote via the Internet, by telephone or you may complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ John L. Bishop
John L. Bishop
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2015:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

HTTP://materials.proxyvote.com/15670R

CEPHEID

904 Caribbean Drive

Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders

To Be Held On April 28, 2015

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 28, 2015, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three Class I directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class I directors:

John L. Bishop

Thomas D. Brown

Wayne G. Paterson

2. To approve the Cepheid 2015 Equity Incentive Plan.

3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2015.

4. To approve a non-binding advisory resolution on Cepheid’s executive compensation.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 6, 2015, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/ Joseph H. Smith
Joseph H. Smith
Secretary

Sunnyvale, California

March 19, 2015

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders

To Be Held On April 28, 2015

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 28, 2015 at 1:00 p.m. Pacific time, referred to as the Annual Meeting, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting. The Annual Meeting will be held at our offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089. Our telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2014 Annual Report, are being mailed on or about March 19, 2015.

Record Date

Shareholders of record at the close of business on March 6, 2015, which we refer to as the record date, are entitled to notice of, and to vote at, the Annual Meeting. At the record date, approximately 71,477,334 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to us, with attention to our Secretary, Joseph H. Smith, a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date. As an alternative to voting in person at the Annual Meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials mailed to you with this proxy statement provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.

Solicitation of proxies may be made by our directors, officers, employees or other agents by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers, employees and agents for reasonable out-of-pocket expenses in connection with any solicitation. Also, we have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $22,500. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by us. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Under our Bylaws and our Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors.

The approval of Proposals No. 2, No. 3 and No. 4 require the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of Proposals No. 2, No. 3 and No. 4.

If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, referred to as the Board or the Board of Directors, is divided into three classes—Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the Annual Meeting, shareholders will elect the nominees for Class I directors.

Current Class I directors John L. Bishop and Thomas D. Brown have each been nominated for election by the Board of Directors upon recommendation by our Nominating and Governance Committee and have each decided to stand for re-election. Dean O. Morton has decided to retire from the Board of Directors and not stand for re-election, but intends to serve on the Board of Directors through the date of the Annual Meeting. Wayne G. Paterson has been nominated by the Board of Directors upon recommendation by the Nominating and Governance Committee to stand for election as a Class I director. Mr. Paterson was identified to the Nominating and Governance Committee as a potential director candidate following a search conducted by our Executive Vice President, Global Human Resources based on criteria specified by the Nominating and Governance Committee. Members of the Nominating and Governance Committee and other directors then reviewed Mr. Paterson’s background and experience and met with Mr. Paterson. Following meetings with Mr. Paterson, a review of his expertise and qualifications, and further discussion regarding the desired expertise and qualifications of a new Class I director, the Nominating and Governance Committee recommended to the Board that Mr. Paterson be nominated for election as a Class I director.

Directors/Nominees

The information below sets forth the current members of the Board that will continue after the Annual Meeting and the nominees for Class I directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

NAME OF DIRECTOR	AGE	CLASS	POSITION WITH CEPHEID	DIRECTOR SINCE
John L. Bishop	70	I	Chairman and Chief Executive Officer	2002
Thomas D. Brown (1) (3)	66	I	Director	2006
Robert J. Easton (1)	70	III	Director	2002
Thomas L. Gutshall (1)	77	II	Director	1996
Cristina H. Kepner (3)	69	II	Lead Independent Director	1998
Wayne G. Paterson	48	I	Nominee for Director	n/a
David H. Persing, M.D., Ph.D.	59	II	Executive Vice President and Director	2004
Hollings C. Renton (2)	68	III	Director	2000
Glenn D. Steele, Jr., M.D., Ph.D. (2)	70	III	Director	2011

(1)	Current member of the Nominating and Governance Committee.
(2)	Current member of the Compensation and Organizational Development Committee.
(3)	Current member of the Audit Committee.

John L. Bishop. Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002 and became our Chairman of the Board in February 2013. Mr. Bishop served as President and a director of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, from 1993 to 2002 and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source

Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation. He served as a director of Conceptus, Inc. and a member of its compensation committee until its acquisition by Bayer HealthCare LLC in June 2013 and is the chairman of the board of directors of AdvaMedDx, a medical diagnostics industry advocacy group. As our Chief Executive Officer, Mr. Bishop is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as the Chairman of our Board brings his thorough knowledge of Cepheid into our Board’s strategic and policy-making discussions. He also brings his extensive experience as a senior executive in the clinical diagnostic, life science and biotechnology industries into Board deliberations regarding our strategy and operations.

Thomas D. Brown. Mr. Brown joined us as a director in February 2006. From 1977 until his retirement in 2002, Mr. Brown held numerous sales, marketing and general management positions within the Diagnostics Division of Abbott Laboratories. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993, he was elected Corporate Vice President, Worldwide Diagnostic Commercial Operations. In 1992, he was named Divisional Vice President, Commercial Operations. In 1987, he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation and Stericycle. Mr. Brown brings to our Board his nearly 30 years of experience as a senior sales executive and general manager of a large-scale clinical diagnostics business.

Robert J. Easton. Mr. Easton joined us as a director in 2002. Mr. Easton is co-founder and co-chairman of Bionest Partners, Inc., a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device and diagnostic companies. Mr. Easton was director and Vice President of Apex Bioventures, which he co-founded, from 2007 to 2009. He was a director of CollaGenex Pharmaceuticals, Inc. from 1994 until its sale in 2008. From 2000 to 2006, he was co-founder and Chairman of Easton Associates, LLC, and before that, from 1996 to 2000, he was a Managing Director of IBM Healthcare Consulting. Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in multiple functional roles, including marketing and engineering management roles in the Clinical Diagnostics business unit. Mr. Easton’s analytical skills and broad experience as a strategic consultant to life sciences companies assist our Board in evaluating and refining our business strategies and commercial objectives.

Thomas L. Gutshall. Mr. Gutshall is a co-founder of Cepheid. He served as Chairman of the Board from August 1996 until January 2013. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics, and served on its board of directors for fourteen years. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of Silver Bullet Therapeutics, Inc. and PROFUSA, Inc. As a founder and former chief executive officer of Cepheid, as well as an executive and director of other life sciences businesses and organizations, Mr. Gutshall contributes his deep experience with our proprietary technologies and broader industry trends and best practices.

Cristina H. Kepner. Ms. Kepner joined us as a director in May 1998. Since February 2013, she has served as our Lead Independent Director. She was with Invemed Associates LLC from 1978 to 2000, where she served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director. Ms. Kepner served as a director of Monogram Biosciences, Inc. from May 1996 until August 2009, when it was acquired by Laboratory Corporation of America Holdings, and as a director of Quipp, Inc. from January 1995, including Chairman of the board of directors from April 2004, until

June 2008, when it was acquired by Illinois Tool Works Inc. Ms. Kepner brings to our Board the perspective of an experienced long-term investor in numerous biotechnology companies as well as a strong financial management background.

Wayne G. Paterson. Mr. Paterson is a nominee for Class I director at the Annual Meeting. Since June 2013, Mr. Paterson has been the Chief Executive Officer and founder at ProCom Rx, a company developing promotional compliance and closed loop marketing platforms for the pharmaceutical industry. From January 2008 to June 2013, Mr. Paterson was employed at Merck Serono, where he served most recently as President, Europe, Canada, Australia, Israel from December 2012 to June 2013 and as Executive Vice President Emerging Markets and Global Head Cardiovascular, Endochrine, Metabolic Medicine from June 2010 to December 2012 and President of Merck Japan from January 2008 to June 2010. Prior to Merck Serono, Mr. Paterson worked at Roche for 10 years. Mr. Paterson currently serves as a member of the board of Admedus Ltd. Mr. Paterson brings to our Board approximately 25 years of experience as a senior executive in the international pharmaceutical industry, covering therapeutic areas such as oncology, infectious diseases and cardiovascular and has had extensive operational and financial responsibilities in the emerging, European and U.S. markets.

David H. Persing. Dr. Persing first joined us as a director in May 2004, and became our Executive Vice President and Chief Medical and Technology Officer in August 2005. From 1999 to 2005, Dr. Persing was a research executive and ultimately the Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until its acquisition by GlaxoSmithKline. From 1990 to 1999, he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he conducted research on hepatitis viruses, tick-borne infections and molecular diagnostics. In 1992, he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. Dr. Persing is a member of the advisory board of Catalysis, a non-profit foundation based in Emeryville, CA. Dr. Persing served as a director of Monogram Biosciences, Inc. from December 2000 until August 2009, when it was acquired by Laboratory Corporation of America Holdings. He has authored over 270 peer-reviewed articles and has served as Editor in Chief for four textbooks on molecular diagnostics, the most recent of which was published by ASM press in 2011. Dr. Persing brings his deep knowledge of molecular diagnostics and the perspective of the clinician to Board deliberations on our strategic planning and the shaping of our research and development programs.

Hollings C. Renton. Mr. Renton joined us as a director in March 2000. Mr. Renton retired from Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he had served as a director beginning in April 1992, President and Chief Executive Officer beginning in March 1993 and Chairman of the Board beginning in June 2003. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the Boards of Directors of Portola Pharmaceuticals and Kythera Biopharmaceuticals. Mr. Renton’s extensive experience as the chief executive officer of life sciences companies provides useful management perspective and strategic analysis to our Board deliberations.

Glenn D. Steele, Jr. Dr. Steele joined us as a director in April 2011. Dr. Steele has served as President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, since March 2001. Prior to that, he was at the University of Chicago where he served as the Richard T. Crane Professor in the Department of Surgery, Vice President for Medical Affairs, and Dean of the Biological Sciences Division and of the Pritzker School of Medicine. Dr. Steele also serves on the boards of Bucknell University, Weis Markets Inc., Wellcare Health Plans Inc., xG Health Solutions, Inc. as Chairman and Millennium Health, Inc. and on the Business Advisory Board for Third Rock Ventures, LLC. Dr. Steele has extensive experience in the health care industry, as a noted surgeon, researcher and hospital group administrator. Additionally, his experience as chief executive officer of an integrated health care system brings a useful perspective as hospitals and other health care providers are key customers of our clinical diagnostics products. His significant research into the diagnosis and treatment of cancer assists the Board in refining our research programs, product development efforts and commercial strategy in the oncology field.

Required Vote

Under our Bylaws and Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, prior to their nomination for election or re-election, submit to the Board of Directors an irrevocable resignation effective upon (1) such person’s failure to receive the required vote for re-election or election, as applicable, and (2) the date that is the earlier of 90 days after the certification of the shareholder vote and the date on which the office held by such director has been filled by the Board of Directors. Following an uncontested election in which any nominee does not receive a majority of votes cast “For” his or her election, the Nominating and Governance Committee will act on an expedited basis, and in any event within 90 days following the certification of the shareholder vote, to determine whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant, and will submit such recommendation for prompt consideration of the Board of Directors. If the Board of Directors does not act on such recommendation within 90 days following certification of the shareholder vote, the incumbent director’s resignation shall be deemed effective on the 90th day. The Board of Directors expects the director whose resignation has been tendered to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding the appropriate course of action. Within 90 days following certification of the shareholder vote, the Board shall publicly disclose its decision regarding whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant in a Form 8-K furnished to the Securities and Exchange Commission and as may otherwise be required pursuant to California law in such instance.

Recommendation of the Board of Directors

The Board recommends you vote FOR each of the nominated directors to serve on the Board for a three-year term.

Board of Directors’ Meetings and Committees

The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of The NASDAQ Global Market, or NASDAQ, and applicable Securities and Exchange Commission rules. During 2014, the Board met six times and acted by unanimous written consent two times. During 2014, no director attended fewer than 75% of the aggregate of the total number of meetings held during the year. During 2014, no director attended fewer than 75% of the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

Corporate Governance

We are committed to excellence in corporate governance and maintain clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and other applicable corporate governance requirements, including:

•	the Board has adopted clear corporate governance policies;

•	we have adopted a majority voting requirement for uncontested elections of directors;

•	the evaluation of the qualifications of current directors and director candidates by the Nominating and Governance Committee;

•	a majority of the Board members are independent from Cepheid and our management, and such independence is periodically reviewed by the Nominating and Governance Committee;

•	the independent members of the Board meet regularly without the presence of our management;

•	all members of the Audit Committee, the Compensation and Organizational Development Committee and the Nominating and Governance Committee are independent from Cepheid and our management;

•	the charters of the committees of the Board clearly establish the committees’ respective structure, roles, and responsibilities;

•	we have a clear code of business conduct and ethics that applies to all of our employees, consultants and directors;

•	we have adopted stock ownership guidelines for our executive officers and for our non-employee directors; and

•	we have implemented an anonymous reporting hotline available to all employees, and the Audit Committee has procedures in place for the review of anonymous employee complaints on accounting, internal accounting controls or other matters.

Key information regarding our corporate governance initiatives can be found on our website, including the charter for each of the Audit Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee, as well as our code of conduct and ethics. This information is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Independent Directors

Our Board believes strongly in the value of an independent board of directors. The Board has affirmatively determined that each member of the Board, other than Mr. Bishop and Dr. Persing, and each nominee for director is independent under the criteria established by NASDAQ for director independence, resulting in over 75% of the members of our Board being independent. Each member of each of our Audit Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee is independent. In addition, the Board has determined that each of the members of the Audit Committee and the Compensation and Organizational Development Committee meet the additional independence criteria required for audit committee membership and compensation committee membership, respectively, under applicable NASDAQ listing standards.

Board Leadership Structure

The Board believes that it should maintain flexibility to select our Chairman of the Board and adjust the Board leadership structure from time to time. In February 2013, upon the recommendation of the Nominating and Governance Committee, the Board determined that combining the positions of Chairman of the Board and Chief Executive Officer and establishing a Lead Independent Director was in our best interests and those of our shareholders. Combining the positions of Chairman of the Board and Chief Executive Officer provides us with optimally effective leadership. Mr. Bishop has led Cepheid for over 12 years, during which our business and market value have grown substantially. The Board believes that Mr. Bishop’s strategic vision for our business growth combined with his in-depth knowledge of our products, operations, customers and competition makes him well qualified to serve as both Chairman of the Board and Chief Executive Officer.

The role given to the Lead Independent Director helps ensure a strong independent and active Board. Our Lead Independent Director’s duties include, among other things, presiding at all meetings of the Board in the absence of the Chairman of the Board, presiding at all executive sessions of the independent directors, serving as a liaison between the Chairman of the Board and the independent directors of the Board, consulting with the Chairman of the Board regarding the agenda for meetings of the Board and the information sent to the Board in connection with the meetings of the Board, having authority to call meetings of the Board and/or meetings of the independent directors, and such other duties and responsibilities as the Board may from time to time authorize. Upon the recommendation of the Nominating and Governance Committee, in February 2013, the Board selected Ms. Kepner, an independent director with 17 years of experience on the Board, to serve as Lead Independent Director.

Risk Management

The Board is actively involved in oversight of risks that could affect Cepheid. This oversight is conducted primarily through the Audit Committee, as well as the Compensation and Organizational Development Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee oversees risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging and insurance programs. The Compensation and Organizational Development Committee reviews our compensation programs and policies to determine any areas of resulting risk, as discussed further under “Risks from Compensation Policies and Practices” on page 56. The Nominating and Governance Committee oversees risks relating to our corporate governance policies and conflicts of interests. The Board satisfies its responsibility for general oversight of risks through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports directly from officers responsible for oversight of particular risk areas.

Board Committees

Standing committees of the Board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors. The charters of each of the committees are posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Audit Committee. Our Audit Committee is comprised of Cristina H. Kepner, who is the chair of the Audit Committee, Thomas D. Brown and Dean O. Morton. Mr. Morton is retiring from the Board of Directors but intends to serve on the Audit Committee through the date of the Annual Meeting. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2014, the Audit Committee met nine times. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter and reviews related party transactions.

The Audit Committee is also responsible for oversight of risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging and insurance programs. To satisfy these oversight responsibilities, the Committee meets with our Chief Financial Officer, Controller, General Counsel, outside counsel, independent registered public accounting firm and management. Additionally, the Audit Committee regularly meets with our outside counsel and independent registered public accounting firm without management present. Between formal Audit Committee meetings, the Audit Committee chair confers with our Chief Financial Officer, Controller and independent registered public accounting firm. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.

Compensation and Organizational Development Committee. Our Compensation and Organizational Development Committee, which prior to July 28, 2014 was named the Compensation Committee, is comprised of Dean O. Morton, who is the chair of the Compensation and Organizational Development Committee, Hollings C. Renton and Glenn D. Steele, Jr. Mr. Morton is retiring from the Board of Directors but intends to serve as the chair of the Compensation and Organizational Development Committee through the date of the Annual Meeting. All members of the Compensation and Organizational Development Committee meet the independence requirements under NASDAQ listing standards. In 2014, the Compensation and Organizational Development Committee met seven times and acted twice by unanimous written consent. The Compensation and Organizational Development Committee is responsible for reviewing the compensation and benefits for our executive officers, administering our compensation, equity incentive and benefit plans, overseeing and making recommendations to the Board on compensation matters generally, and overseeing our organizational and management development and our succession planning.

The Compensation and Organizational Development Committee is also responsible for risks relating to our employment policies and our compensation and benefits programs. To assist it in satisfying these oversight responsibilities, the Compensation and Organizational Development Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation and Organizational Development Committee meetings, the Compensation and Organizational Development Committee chair confers with management and the committee’s compensation consultant.

The Compensation and Organizational Development Committee delegates authority to an equity incentive committee to grant stock options and restricted stock units to our non-executive employees pursuant to specific guidelines approved by the Compensation and Organizational Development Committee based on salary grade and job level. John L. Bishop and David H. Persing are the current members of our equity incentive committee.

In addition to compensation related matters, the Compensation and Organizational Development Committee oversees succession planning, including emergency contingency planning, and senior leadership development and monitors progress on our organizational development activities, including, among other things, management depth and strength assessment, leadership development and company-wide organization and talent assessment.

Nominating and Governance Committee. Our Nominating and Governance Committee is comprised of Thomas D. Brown, who is the chair of the Nominating and Governance Committee, Robert J. Easton and Thomas L. Gutshall. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of NASDAQ. In addition, we note that Mr. Gutshall has not been an officer of Cepheid since 2002. In 2014, the Nominating and Governance Committee met two times.

The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with our charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees.

In selecting nominees for the Board, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates, and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry, scientific and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board. The Nominating and Governance Committee may consider diversity in identifying and evaluating director nominees.

Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee. The Nominating and Governance Committee will assess candidates submitted by shareholders using the same factors as when the Nominating and Governance Committee is selecting nominees.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Organizational Development Committee was at any time during 2014, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation and Organizational Development Committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by our Board members and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Non-Employee Board Members

In February 2014, based on the recommendations of Radford, the Compensation and Organizational Development Committee’s outside compensation consultant, our Board increased certain elements of the cash compensation paid to non-employee members of our Board, effective as of April 1, 2014, as discussed further below. In 2014, we paid our non-employee directors an annual retainer of $50,000, which was unchanged from 2013. We do not compensate our non-employee directors for attendance at regularly scheduled Board meetings but do reimburse our non-employee directors for expenses incurred in connection with attending such Board meetings. In the event that we hold non-regularly scheduled Board meetings, we pay our non-employee directors $2,000 for a non-regularly scheduled in-person Board meeting and $1,000 for a non-regularly scheduled telephonic Board meeting.

During the period commencing on January 1, 2014 and ending on March 31, 2014, Ms. Kepner, our Lead Independent Director, received a pro rata portion of the $25,000 additional annual retainer for her service as Lead Independent Director. Effective as of April 1, 2014, the Board approved an increase in this annual retainer by $2,000 to $27,000 and we paid Ms. Kepner the pro rata portion of this increased annual retainer during the remainder of 2014.

In 2014, the Chair of our Audit Committee received a $26,000 annual retainer, which was unchanged from 2013. During the period commencing on January 1, 2014 and ending on March 31, 2014, the non-Chair members of our Audit Committee received the pro rata portion of a $12,000 annual retainer. Effective as of April 1, 2014, the Board approved an increase in this annual retainer by $2,000 to $14,000 and we paid the non-Chair members of our Audit Committee the pro rata portion of this increased annual retainer during the remainder of 2014.

During the period commencing on January 1, 2014 and ending on March 31, 2014, the Chair of our Compensation and Organizational Development Committee received the pro rata portion of a $18,000 annual retainer. Effective as of April 1, 2014, the Board approved an increase in this annual retainer by $2,000 to $20,000 and we paid the non-employee Chair of our Compensation and Organizational Development Committee the pro rata portion of this increased annual retainer during the remainder of 2014. During the period commencing on January 1, 2014 and ending on March 31, 2014, the non-Chair members of our Compensation and Organizational Development Committee received the pro rata portion of a $9,000 annual retainer. Effective as of April 1, 2014, the Board approved an increase in this annual retainer by $1,000 to $10,000 and we paid the non-Chair members of our Compensation and Organizational Development Committee the pro rata portion of this increased retainer during the remainder of 2014.

During the period commencing on January 1, 2014 and ending on March 31, 2014, the Chair of our Nominating and Governance Committee received the pro rata portion of a $14,000 annual retainer. Effective as of April 1, 2014, the Board approved an increase in this annual retainer by $1,000 to $15,000 and we paid the non-employee Chair of our Nominating and Governance Committee the pro rata portion of this increased annual retainer during the remainder of 2014. During the period commencing on January 1, 2014 and ending on March 31, 2014, the non-Chair members of our Nominating and Governance Committee received the pro rata portion of a $6,000 annual retainer. Effective as of April 1, 2014, the Board approved an increase in this annual retainer by $1,000 to $7,000 and we paid the non-Chair members of our Nominating and Governance Committee the pro rata portion of this increased retainer during the remainder of 2014.

Directors who are employees of Cepheid receive no compensation for their service as directors.

We have a stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees. This election policy is not applicable to per meeting fees, expense reimbursements or other amounts. For 2014, the directors were eligible to make an election prior to September 1, 2013 that would apply to annual cash retainer and committee chair fees payable in 2014. The number of shares issued pursuant to this policy will be based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. To date, the shares have been issued under our 2006 Equity Incentive Plan, as amended, referred to as the 2006 EIP. If Proposal No. 2 regarding the approval of the Cepheid 2015 Equity Incentive Plan is approved at the Annual Meeting, following such approval, the shares issued pursuant to our stock election policy will be issued under the Cepheid 2015 Equity Incentive Plan.

Equity Compensation Paid to Board Members

Non-employee directors receive automatic grants of equity incentives under our 2006 EIP, as amended to date, according to a pre-determined amount of stock option equivalents, with the exact mix of stock options and restricted stock units to be determined from time to time in the discretion of the Board. When a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units, that, in the aggregate, equals 32,500 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and on the date of the first Board meeting following each annual meeting of shareholders, each non-employee director then having been in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equals 21,700 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2014 and 2015, the Board determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock and that the mix of options and restricted stock units would be 75% and 25%, respectively, which results in the following: (a) when a non-employee director first joins the Board, he or she receives 24,400 options and 2,700 restricted stock units; and (b) each non-employee director then having been in office for more than six months at the time of our annual meeting of shareholders receiving 16,300 options and 1,800 restricted stock units.

Non-employee directors will also be eligible to receive other types of awards under our 2006 EIP, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 EIP will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full.

If Proposal No. 2 regarding approval of the Cepheid 2015 Equity Incentive Plan is approved at the Annual Meeting, non-employee directors will continue to receive automatic stock option grants to non-employee directors in the same amounts and terms as those provided for under the 2006 EIP described above. Non-employee directors will also be eligible to receive other types of awards under our Cepheid 2015 Equity Incentive Plan, but such awards are discretionary and not automatic. All options granted to non-employee directors under the Cepheid 2015 Equity Incentive Plan will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger, asset sale or other change of control agreement, all of the shares subject to these automatically granted options under the 2015 EIP will accelerate and become exercisable in full.

Non-Employee Director Stock Ownership Guidelines

Under the equity ownership guidelines for our non-employee directors, non-employee directors are expected to own Cepheid equity or vested equity-based incentives equal in value to at least three times such director’s base annual retainer. For purposes of these guidelines, equity ownership includes ownership of common stock and vested in-the-money stock options. Shares shall be valued at the greater of the then-current fair market value of our common stock as reported on NASDAQ or the purchase or exercise price paid for such shares. Vested options shall be valued at their in-the-money value based upon the then-current fair market value of our common stock. Each director has until February 2017 (five years after the date of implementation of our equity ownership guidelines in February 2012) to meet the equity ownership guidelines and any new director will have five years from the beginning of his or her term to meet the equity ownership guidelines.

2014 Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2014.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Total ($)
Thomas D. Brown (4)	77,840	82,062	249,411	409,313
Robert J. Easton (5)	56,613	82,062	249,411	388,086
Thomas L. Gutshall	56,750	82,062	249,411	388,223
Cristina H. Kepner (6)	102,229	82,062	249,411	433,702
Dean O. Morton	83,000	82,062	249,411	414,473
Hollings C. Renton	59,750	82,062	249,411	391,223
Glenn D. Steele Jr. (7)	59,613	82,062	249,411	391,086

(1)	John L. Bishop, our Chairman and Chief Executive Officer, and David H. Persing, our Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop as an employee is shown in the “Summary Compensation Table” on page 49.
(2)	The amounts in this column include the amount of annual cash retainer and committee chair fees that a director may have elected, pursuant to our stock election policy, to receive in shares of our common stock. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The grant date fair value of these awards was calculated based on the closing price of our common stock on the date of grant multiplied by the number of shares issued.
(3)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, as computed in accordance with ASC 718 for all awards to the director. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see Note 10, “Shareholders’ Equity—Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015. As of December 31, 2014, each non-employee director held outstanding options to purchase the following number of shares: Thomas D. Brown: 75,650; Robert J. Easton: 75,650; Thomas L. Gutshall: 63,150; Cristina H. Kepner: 75,650; Dean O. Morton: 63,150; Hollings C. Renton 41,275; and Glenn D. Steele Jr.: 50,650. As of December 31, 2014, each non-employee director held the following number of outstanding restricted stock units: Thomas D. Brown: 1,800; Robert J. Easton: 1,800; Thomas L. Gutshall: 1,800; Cristina H. Kepner: 1,800; Dean O. Morton: 1,800; Hollings C. Renton 1,800; and Glenn D. Steele Jr. 1,800.
(4)

Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Brown elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to his annual cash retainer and committee chair fees payable in 2014. As a result,

Mr. Brown received 1,717 shares of common stock in lieu of $77,840 in fees that he had earned for services as a director for 2014. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(5)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Easton elected to receive 100% of his annual cash retainer in shares of common stock, which election was applicable to his annual cash retainer payable in 2014. As a result, Mr. Easton received 1,249 shares of common stock in lieu of $56,613 in fees that he had earned for services as a director for 2014. The number of shares issued was based on the amount of retainer elected, divided by the fair market value of a share of our common stock on the date of issuance.
(6)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Ms. Kepner elected to receive 100% of her annual cash retainer and committee chair fees in shares of common stock, which election was applicable to her annual cash retainer and committee chair fees payable in 2014. As a result, Ms. Kepner received 2,255 shares of common stock in lieu of $102,229 in fees that she had earned for services as a director for 2014. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(7)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Dr. Steele elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to his annual cash retainer and committee chair fees payable in 2014. As a result, Dr. Steele received 1,315 shares of common stock in lieu of $59,613 in fees that he had earned for services as a director for 2014. The number of shares issued was based on the amount of retainer elected, divided by the fair market value of a share of our common stock on the date of issuance.

PROPOSAL NO. 2

APPROVAL OF CEPHEID 2015 EQUITY INCENTIVE PLAN

General

We are asking our shareholders to approve the Cepheid 2015 Equity Incentive Plan, referred to as the 2015 EIP, which was approved by the Board on February 10, 2015. If approved by our shareholders, the 2015 EIP will replace our existing 2006 EIP and, together with our 2012 Employee Stock Purchase Plan, will become our only plans for providing stock-based incentive compensation to our eligible employees and non-employee directors. We are asking our shareholders to approve the 2015 EIP because, among other things, the 2006 EIP is scheduled to expire on February 16, 2016.

The 2015 EIP is intended to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance. The following summary of certain major features of the 2015 EIP is subject to the specific provisions contained in the full text of the 2015 EIP, set forth in Attachment A.

Approval of the 2015 EIP is intended to enable us to achieve the following objectives:

The continued ability to offer stock-based incentive compensation to our eligible employees and non-employee directors. By its terms, the 2006 EIP will terminate in February 2016. Without stock options, restricted stock units or other forms of equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term and reduce the incentive of employees to remain employed with Cepheid during the vesting of the equity grant. Equity-based awards also directly align a portion of the compensation of our employees with the economic interests of our shareholders.

The ability to maintain an equity incentive plan that can attract and retain employee talent while keeping the rate of dilution low. We are requesting approval of 4,600,000 shares for the 2015 EIP, plus the roll-over of all shares currently reserved but unissued or not subject to outstanding grants under the 2006 EIP. As of the record date, there was a total of 4,013,489 shares authorized but not yet issued or subject to outstanding grants under the 2006 EIP. Shares subject to awards that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued, including shares subject to awards granted under the 2006 EIP that are outstanding on the effective date of the 2015 EIP, will be returned to the pool of shares available for grant and issuance under the 2015 EIP. The 2006 EIP will be terminated effectively immediately if our shareholders approve the 2015 EIP and no new grants of awards will be made under the 2006 EIP.

An increased “fungibility ratio” to reduce the available share pool following grant of full-value awards. Unlike stock options or stock appreciation rights, full-value awards (such as restricted stock and restricted stock units) have intrinsic value even if the price of our common stock does not increase after the grant date. In recognition of this, the 2015 EIP provides for additional shares to be removed from the authorized share pool when grants of full-value awards are made, such that for each full-value award granted, the number of shares available for issuance under the 2015 EIP as a whole is decreased by 2.17 shares for each share subject to such full-value award. This is an increase from the 1.75 ratio applicable to full-value awards under the 2006 EIP.

The ability to offer a variety of stock compensation awards including stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards and stock bonus awards. The variety of awards available under the 2015 EIP continues to give us flexibility to respond to market-competitive changes in equity compensation practices.

Background on Stock Compensation at Cepheid

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our shareholders. Equity ownership programs put employees’ interests directly into alignment with those of other shareholders, as they reward employees based upon stock price performance. Without a sufficiently sizable equity incentive program, we would be at a disadvantage against competitor companies in the marketplace to provide the total compensation package necessary to attract, retain and motivate the employee talent critical to our future success.

A broad-based equity incentive plan focuses our employees who receive grants on achieving strong corporate performance, and we have embedded in our culture the necessity for employees to think and act as shareholders. We grant stock options and restricted stock units to the majority of our newly hired employees, all of our executives and our non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We have also granted, and in the future may grant, options, restricted stock units and shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

Burn Rate

Burn rate measures our usage of shares for our equity plans as a percentage of our outstanding stock. For 2014, 2013, and 2012, our burn rate was 2.6%, 2.9%, and 2.1%, respectively. The rates were calculated by dividing the aggregate number of shares subject to options and RSU awards granted during the fiscal year by the weighted average number of shares outstanding during the fiscal year.

Overview and Purpose of the 2015 EIP

If the 2015 EIP is approved by our shareholders, it will contain the following important features:

•	4,600,000 shares of our common stock will be reserved for issuance under the 2015 EIP, which represents approximately 6.4% of our outstanding shares as of the record date, subject to certain rollovers of shares from the 2006 EIP and from terminated or cancelled equity awards, as set forth below.

•	The 2015 EIP has a fixed number of shares available for issuance and contains no “evergreen” features, so shareholder approval is required to increase the maximum number of securities which may be issued under the 2015 EIP in the future.

•	Each share granted as a restricted stock award, stock bonus award, restricted stock unit or performance award under the 2015 EIP will count as the issuance of 2.17 shares reserved for issuance under the 2015 EIP for the purpose of computing shares remaining available for issuance.

•	Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•	Each share recovered from the use of award shares to satisfy the purchase price or associated tax obligations of the participant are not added back to the maximum number of securities which may be issued under the 2015 EIP.

•	Repricing of stock options and stock appreciation rights is prohibited unless shareholder approval is first obtained.

The 2015 EIP will allow us, under the direction of our Compensation and Organizational Development Committee, the Equity Incentive Committee, a sub-committee of the Compensation and Organizational Development Committee, or those persons to whom administration of the 2015 EIP, or part of the 2015 EIP, has been delegated or permitted by law, to make grants of stock options, restricted stock units, restricted stock awards, stock appreciation rights, performance awards and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our shareholders by continuing to link a portion of their compensation with our stock price performance.

Key Terms

The following is a summary of the key provisions of the 2015 EIP, as proposed for approval.

Plan Term:	February 9, 2015 to February 9, 2025.

Eligible Participants:	Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, independent contractors and advisors, provided that the grantee renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction to Cepheid. The Compensation and Organizational Development Committee determines which individuals will participate in the 2015 EIP. As of the record date, there were approximately 1,500 employees and seven non-employee directors who are eligible to participate in the 2015 EIP.

Shares Authorized:	4,600,000 shares will be authorized under the 2015 EIP, plus all available but unissued shares and shares not subject to outstanding grants under the 2006 EIP, subject to adjustment only to reflect stock splits and similar events. Shares subject to awards granted under the 2006 EIP that are outstanding on the effective date of the 2015 EIP, that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued are returned to the pool of shares available for grant and issuance under the 2015 EIP. Shares under the 2015 EIP that are subject to stock options or stock appreciation rights that are cancelled without exercise, subject to awards that are forfeited or repurchased, subject to awards that terminate without shares being issued or surrendered pursuant to an exchange program are returned to the pool of shares available for grant and issuance under the 2015 EIP. Shares withheld to pay the exercise or purchase price or to satisfy tax withholding obligations, shares not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right or shares repurchased with the proceeds of an option exercise price may not again be made available for grant and issuance under the 2015 EIP. Awards issued as stock options or stock appreciation rights are counted in full against the number of shares available for award under the 2015 EIP, regardless of the number of shares actually issued upon exercise of the award.

As of the record date, there were a total of 4,013,489 shares authorized but not yet issued under the 2006 EIP and 5,741,367 shares subject to all outstanding equity awards, including 5,445,597 shares subject to outstanding equity awards under the 2006 EIP, consisting of:

•	4,797,343 shares subject to all outstanding option awards with a weighted average exercise price of $34.08 and a weighted average remaining contractual term of 4.10 years; and

•	648,254 shares subject to all outstanding full-value equity awards, all of which are restricted stock units, that had not yet vested.

Award Types:	(1) Non-qualified and incentive stock options

(2) Restricted stock awards

(3) Stock bonus awards

(4) Stock appreciation rights

(5) Restricted stock units

(6) Performance awards

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the 2015 EIP against the maximum number of shares authorized, any restricted stock award, stock bonus award, restricted stock unit or performance award, these awards together referred to as the Full Value Equity Awards, shall reduce the number of shares available for issuance under the 2015 EIP by 2.17 shares.

Share Limit on Awards:	No more than 1,500,000 shares may be granted to any participant under the 2015 EIP during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, if applicable. Failure to qualify under this section might result in our inability to take a tax deduction for part of its performance-based compensation to senior executives. In addition, no person will be eligible to receive performance awards in excess of $5.0 million of value in any calendar year under the 2015 EIP.

Vesting; Minimum Periods:	Vesting schedules are determined by the Compensation and Organizational Development Committee or Equity Incentive Committee when each award is granted. We currently expect that, in general, time-based awards granted under our 2015 EIP will vest over a four year period. Except as to a maximum of five percent (5%) of the number of shares authorized and available for grant and issuance under the 2015 EIP, any awards that vest on the basis of the participant’s continued service will have a minimum vesting period of three years and any that vest upon the satisfaction of performance goals will provide for a performance period of at least one year. The 5% maximum number of shares that may be granted without these minimum vesting periods reflects a reduction from the 10% maximum exception amount applicable to our current 2006 EIP.

Award Terms:	Stock options have a term no longer than seven years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of Cepheid’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than seven years from the date they were granted.

Automatic Grants to Non-Employee Directors:	When a non-employee director joins the Board, he or she receives options and/or restricted stock units, that, in the aggregate, equals 32,500 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office. On the date of the first Board meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months receives options and/or restricted stock units, that, in the aggregate, equals 21,700 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2015, the Board has determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock and the mix of options and restricted stock units will be 75% and 25%, respectively.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, is prohibited without shareholder approval under the 2015 EIP. Such prohibited repricing includes canceling, buying out, substituting or exchanging outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights.

New Plan Benefits

The following table shows, in the aggregate, the number of shares subject to stock options and restricted stock units that will be granted automatically in fiscal 2015 to our seven non-employee directors (including nominees for director), pursuant to the 2015 EIP equity incentive grant formula for non-employee directors, assuming approval of the 2015 EIP.

Name and Position	Dollar Value ($)	Number of Shares Subject to Options	Number of Shares Covered by Restricted Stock Units
Non-Employee Directors	Fair Market Value on date of grant	122,200	13,500

Future awards under the 2015 EIP to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. Therefore, such awards are not included in the table above.

Method of Payment

The exercise price of options and the purchase price, if any, of other stock awards may be paid by cash, check, cancellation of indebtedness, surrender of shares, waiver of compensation, a broker assisted same-day sale, any combination of the foregoing or any other methods permitted by the administrator and applicable law.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of grants made under the 2015 EIP of stock options or stock appreciation rights may not be less than the fair market value (the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $54.27 per share. The term of these awards may not be longer than seven years, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which may have a term no longer than five years. The Compensation and Organizational Development Committee or Equity Incentive Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Unit Awards, Restricted Stock Awards, Performance Awards and Stock Bonus Awards

The Compensation and Organizational Development Committee or Equity Incentive Committee determines the terms and conditions applicable to the granting of restricted stock unit awards, restricted stock awards, performance awards and stock bonus awards. The Compensation and Organizational Development Committee or Equity Incentive Committee may make the grant, issuance, retention and/or vesting of restricted stock unit awards, restricted stock awards, performance awards and stock bonus awards contingent upon continued employment with Cepheid, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either Cepheid as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation and Organizational Development Committee in the award:

•	Revenue and/or revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Product, technology development, clinical, regulatory and/or commercial milestones

•	Company-specific operational metrics

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total shareholder return and/or total shareholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the 2015 EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation and Organizational Development Committee on the basis of such further considerations as the Compensation and Organizational Development Committee in its sole discretion determines. The Compensation and Organizational Development Committee may, in its sole discretion, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the performance criteria to preserve the original intent of the performance criteria at the time of the initial award grant.

Transferability

Except as otherwise determined by the Compensation and Organizational Development Committee, awards granted under the 2015 EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution.

Administration

The Compensation and Organizational Development Committee will administer the 2015 EIP. Subject to the terms and limitations expressly set forth in the 2015 EIP, the Compensation and Organizational Development Committee or its sub-committee, or the Equity Incentive Committee, selects the persons who receive awards, determines the number of shares covered thereby, and, establishes the terms, conditions and other provisions of the grants. The Compensation and Organizational Development Committee may construe and interpret the 2015 EIP and prescribe, amend and rescind any rules and regulations relating to the 2015 EIP. The Compensation and Organizational Development Committee has delegated to the Equity Incentive Committee, a committee of John L. Bishop and David H. Persing, the ability to grant awards to 2015 EIP participants within specified guidelines based on an employee’s salary grade, so long as such participants are not executive officers, members of the Board, or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board may terminate or amend the 2015 EIP at any time, provided that no action may be taken by the Board (except those described in “Adjustments”) without shareholder approval to:

(1)	permit the repricing of outstanding stock options or stock appreciation rights under the 2015 EIP;

(2)	determine and implement the terms and conditions of any award transfer program under the 2015 EIP; or

(3)	otherwise implement any amendment to the 2015 EIP required to be approved by shareholders under the rules of NASDAQ.

Adjustments

If the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, spin-off, split-off, reclassification or similar change of our capital structure without consideration, (i) the number of shares available for future grant under the 2015 EIP, (ii) the number of shares subject to outstanding awards under the 2015 EIP, (iii) the exercise price of outstanding stock options and of stock appreciation rights granted under the 2015 EIP, (iv) the maximum number of shares that may be issued subject to incentive stock options under the 2015 EIP, (v) the maximum number of shares to be issued to an individual or new employee in any calendar year under the 2015 EIP and (vi) the number of shares that are automatically granted to non-employee directors pursuant to the 2015 EIP shall be proportionally adjusted, subject to any required action by the Board or our shareholders and in compliance with applicable securities laws. No fraction of shares may be issued following any adjustment.

Change of Control Transactions

In the event of a change of control merger, sale of all or substantially all of the assets of the Cepheid or other change of control transaction, except for automatic grants to non-employee directors made pursuant to the 2015 EIP and unless otherwise determined by the Compensation and Organizational Development Committee, all outstanding awards will be subject to the agreement governing such merger, asset sale or other change of control transaction. Such agreement need not treat all such awards in an identical manner, and it will provide for one or more of the following with respect to each award: the continuation of the award, the assumption of the award, the substitution of the award, or the payment of the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares. In the event the successor corporation refuses to either continue, assume or substitute the shares subject to the award pursuant to the terms of the 2015 EIP or the payment of the excess of the fair market value of all of the shares subject to the award over the exercise price or purchase price of such shares is only with respect to shares vested as of the consummation of the change of control transaction, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto contingent upon the consummation of such change of control transaction.

Except for automatic grants to non-employee directors, in the event of a proposed dissolution or liquidation of Cepheid, Cepheid shall notify such holder of outstanding awards at least 30 days prior to such proposed action and outstanding awards shall terminate immediately prior to the consummation of such dissolution or liquidation.

In the event of a proposed dissolution or liquidation of Cepheid, or a change of control merger or sale of substantially all assets of Cepheid, the vesting of all stock options, restricted stock units and any other equity awards granted to non-employee directors will accelerate and become exercisable, if applicable, in full immediately prior to, and contingent upon, the consummation of such event and must be exercised within three months of the consummation of such event. Any options not exercised within the three-month period will expire.

Insider Trading Policy; Restrictions on Pledging and Hedging Transactions

Any participant that receives an award under the 2015 EIP must comply with Cepheid’s insider trading policy, which, among other things, prohibits any Cepheid director, officer, employee or consultant from pledging Cepheid securities as collateral for a loan without prior approval from Cepheid’s insider trading compliance officer and from engaging in any speculative transactions in Cepheid securities, including transactions involving short sales, put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Cepheid and participants in the 2015 EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the 2015 EIP, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Cepheid will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Cepheid will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment conditions are satisfied, then no taxable income will result upon the exercise of such option and Cepheid will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Cepheid will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option exercise price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Cepheid will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Cepheid common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and Cepheid generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., with respect to the shares as they become vested) or (ii) makes an election under Section 83(b) of the Code to pay tax in the year the grant is made with respect to all of the shares subject to the grant. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and if granted to an employee, is subject to income tax withholding. Cepheid receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant makes an election under Section 83(b) of the Code to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Cepheid generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Awards

The participant will not realize income when a performance award is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. Cepheid will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Tax Withholding

The 2015 EIP allows us to withhold shares from the awards to satisfy the participant’s withholding tax obligation and tender cash from our general funds to the applicable tax authorities in an amount equal to the value of the shares withheld.

Section 162(m) Limit

The plan is intended to enable Cepheid to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Cepheid may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively at the Annual Meeting is required to approve the Amendment.

Recommendation of the Board of Directors

The Board recommends a vote FOR approval of the Cepheid 2015 Equity Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2015. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal years ended December 31, 2014 and 2013, the aggregate fees billed by our independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

	2014	2013
Audit Fees	$1,723,806	$1,161,475
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,723,806	$1,161,475

“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, which are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of assurance and related services related to the performance of the audit not disclosed under “Audit Fees.” “Tax Fees” consist of services rendered in connection with tax compliance, tax advice, and tax planning. “All Other Fees” consist of the aggregate fees billed in each of 2013 and 2014 for products and services provided by Ernst & Young LLP, other than included in “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by Ernst & Young LLP. Ernst & Young LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for our shareholders. Our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability. We believe that our aggregate total compensation objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to our peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. We urge you to read the Compensation Discussion and Analysis, or the CD&A, section of this proxy statement beginning on page 29 for additional details on our executive compensation, including our compensation philosophy and objectives and the 2014 compensation of our named executive officers.

Section 14A of the Securities Exchange Act of 1934 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the vote of our shareholders at the annual meeting held on April 26, 2011, we provide our shareholders with this opportunity every year. Accordingly, we are asking our shareholders to cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation and Organizational Development Committee value the opinions of our shareholders, and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR the approval of compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 6, 2015 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014 and one individual who would qualify as one of the three most highly compensated executive officers as of December 31, 2014 but for the fact that such person was no longer employed by Cepheid as of December 31, 2014; and

•	all current directors and current executive officers as a group.

The percentage ownership is based on 71,477,334 shares of common stock outstanding as of March 6, 2015. Shares of common stock that are subject to options currently exercisable or exercisable and restricted stock units that will vest within 60 days of March 6, 2015, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table or the footnotes thereto, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Ownership of Cepheid Stock

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John L. Bishop (1)	896,492	1.24%
Thomas D. Brown (2)	95,676	*
Robert J. Easton (3)	156,467	*
Thomas L. Gutshall (4)	512,109	*
Cristina H. Kepner (5)	351,639	*
Dean O. Morton (6)	244,284	*
David H. Persing (7)	172,193	*
Hollings C. Renton (8)	43,217	*
Glenn D. Steele Jr. (9)	61,309	*
Andrew D. Miller	1,241	*
Peter Farrell	319	*
Mike Fitzgerald (10)	113,682	*
Warren C. Kocmond (11)	19,249	*
James Post	—	—
All Executive Officers and Directors as a group (15 persons) (12)	3,045,590	4.15%
Five Percent Shareholders
Entities affiliated with Columbia Wanger Asset Management, LLC (13)	7,203,300	10.08%
Entities affiliated with Artisan Partners Limited Partnership (14)	5,741,685	8.03%
Entities affiliated with Riverbridge Partners LLC (15)	4,568,086	6.39%
Entities affiliated with The Vanguard Group, Inc. (16)	4,335,081	6.07%
Entities affiliated with BlackRock, Inc. (17)	3,916,793	5.48%
Entities affiliated with FMR LLC (18)	3,672,643	5.14%

*	Less than one percent.
(1)	Includes options to purchase 837,498 shares exercisable, and 8,720 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(2)	Includes options to purchase 63,150 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(3)	Includes 82,342 shares owned by Second Easton Family Charitable trust and options to purchase 63,150 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(4)	Includes 356,300 shares held by The Gutshall Family Trust dated March 7, 1990, and options to purchase 63,150 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days March 6, 2015.
(5)	Includes 35,000 shares held in an IRA, and options to purchase 63,150 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(6)	Includes 82,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner, and 93,000 shares held by the Dean and Lavon Morton Trust dated 9/20/79. Mr. Morton also has options to purchase 63,150 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(7)	Includes options to purchase 165,374 shares exercisable, and 2,132 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(8)	Includes options to purchase 31,900 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(9)	Includes options to purchase 50,650 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(10)	Includes options to purchase 102,894 shares exercisable, and 2,391 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(11)	Includes options to purchase 18,124 shares exercisable, and 1,125 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(12)	Includes options to purchase 1,865,984 shares exercisable, and 33,408 shares subject to restricted stock units vesting, within 60 days of March 6, 2015.
(13)	Based on a Schedule 13G/A filed February 11, 2015. Columbia Wanger Asset Management, LLC has sole voting power with respect to 6,761,600 shares and sole dispositive power with respect to 7,203,300 shares. The shares reported include 5,350,800 shares held by Columbia Acorn Fund, a Massachusetts business trust that is managed by Columbia Wanger Asset Management, LLC. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(14)	Based on a Schedule 13G/A filed on January 30, 2015, Artisan Partners Limited Partnership (“Artisan Partners”) owns 5,741,658 shares (the “Artisan Shares”) acquired on behalf of discretionary clients of Artisan Partners, including 3,355,354 shares on behalf of Artisan Partner Funds, Inc. (“Artisan Partner Funds”). Each of Artisan Partners, Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), Artisan Partners Holdings LP, the sole limited partner of Artisan Partners and the sole member of Artisan Investments (“Artisan Holdings”), and Artisan Partners Asset Management Inc., the general partner of Artisan Holdings (“Artisan Management”), have shared dispositive power with respect to all of the Artisan Shares and shared voting power with respect to 5,197,237 shares of the Artisan Shares. Artisan Partner Funds has shared voting power and shared dispositive power for 3,355,354 shares of the Artisan Shares. Artisan Partners, Artisan Partner Funds, Artisan Investments, Artisan Holdings and Artisan Management are all located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(15)	Based on a Schedule 13G/A filed January 29, 2015. Riverbridge Partners LLC has the sole voting power with respect to 3,757,218 shares and sole dispositive power with respect to 4,568,086 shares. The address of Riverbridge Partners LLC is 80 South Eighth Street, Suite 1200, Minneapolis, MN 55402.
(16)

Based on a Schedule 13G/A filed February 10, 2015. The Vanguard Group, Inc. has sole voting power with respect to 93,626 shares, sole dispositive power with respect to 4,272,455 shares and shared dispositive power with respect to 87,626 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 87,626 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,000 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Based on a Schedule 13G/A filed February 2, 2015. BlackRock, Inc. has the sole voting power with respect to 3,766,966 shares has sole dispositive power with respect to 3,916,793 shares. Includes shares beneficially owned by BlackRock Investment Management (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Managers (UK) Limited, BlackRock Investment Management, LLC, and BlackRock Japan Limited. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10022.
(18)	Based on a Schedule 13G/A filed February 13, 2015. FMR, LLC is the beneficial owner of 3,672,643 shares, as a result of Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, LLC, acting as an investment adviser to various investment companies (the “Fidelity Funds”). FMR LLC has sole voting power with respect to 394,435 and, through its control of Fidelity, has sole dispositive power with respect to 3,672,643 shares. Edward C. Johnson 3rd, Chairman of FMR LLC and members of his family, including Abigail P. Johnson, or trusts for their benefit, own shares of FMR LLC voting stock with the right to cast approximately 49% of the total votes which may be cast by all holders of FMR LLC voting stock. Neither FMR LLC, Edward C. Johnson 3rd, nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Board of Trustees. Fidelity carries out the voting of the shares owned by the Fidelity Funds under written guidelines by the Fidelity Funds’ Board of Trustees. The address of FMR LLC and Fidelity is 245 Summer Street, Boston, MA 02210.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The goal of our executive compensation program is to create value for our shareholders by attracting, retaining and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability.

Our overall compensation philosophy is that (1) our compensation programs will be designed to attract, motivate and retain top performing individuals at all levels in the organization, (2) individual salary levels may range from below or above market levels based on individual performance, experience and position criticality, (3) cash incentives will be used, based on affordability, in order to support a pay-for-performance philosophy where we and our employees are accountable for achieving specific goals and results, (4) special cash incentives may be used to reward individuals, below the director level, for exceptional, one-time contributions, providing managers with more flexibility to provide immediate feedback and (5) long-term compensation, such as equity incentives, is focused on retention and sustained company performance. The pay-for-performance philosophy is at the core of our compensation strategy and is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value. In October 2013, the Compensation and Organizational Development Committee of our Board of Directors, or the Compensation Committee, considered and approved changes to our compensation philosophy to move away from a multiple element analysis to a focus total direct compensation, which consists of base salary, annual cash incentives and long-term equity incentives, while ensuring that base salaries are market-competitive so that we can attract and retain superior executives and managers in an extremely competitive environment for qualified talent. In connection with this philosophical change, we eliminated specific target percentile level objectives for total cash compensation and long-term equity incentives, which provides us with more flexibility in structuring individual compensation packages.

In setting our total direct compensation for our executive officers we consider three primary components: (1) base compensation or salary, (2) annual cash incentives and (3) equity incentive grants. In addition, we provide our executive officers a variety of benefits that are available generally to all employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance, while equity incentives motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the executive officer’s compensation package.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our performance, both overall and by relevant functional unit. We further analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. The Compensation Committee works with management and an outside compensation consultant, Radford, an Aon Hewitt company, to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and compensation philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and focuses on the total direct compensation received by each of our executive officers. As a result, the Compensation Committee may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect our business priorities at the time when setting total compensation.

The executive officers listed in the Summary Compensation Table in this proxy statement, whose compensation is discussed in this Compensation Discussion and Analysis section, are referred to as our “named executive officers.” For 2014, our named executive officers were:

•	John L. Bishop, our Chairman and Chief Executive Officer;

•	Andrew D. Miller, our former Executive Vice President, Chief Financial Officer;

•	Peter Farrell, our Executive Vice President, Worldwide Commercial Operations;

•	Mike Fitzgerald, our Executive Vice President, Global Human Resources;

•	Warren C. Kocmond, our Executive Vice President, Chief Operating Officer; and

•	James Post; our former Executive Vice President, North American Commercial Operations.

Role of the Compensation and Organizational Development Committee

Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the NASDAQ Stock Market and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In 2014, the Compensation Committee met seven times and acted two times by unanimous written consent, and each member of the Compensation Committee attended all of the meetings of the Compensation Committee, except for Glenn D. Steele, Jr., who missed one meeting. Compensation Committee meetings typically include, for all or a portion of each meeting, not only the Compensation Committee members but also our Lead Independent Director, our Chief Executive Officer (except during discussions regarding his compensation), our Executive Vice President, Global Human Resources (except during discussions regarding his compensation), a representative of Radford, and a representative from our outside legal counsel.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed annually by the Compensation Committee and include an analysis, provided by Radford, of total direct compensation comprised of all cash and equity compensation elements. Total direct compensation is examined on a role-specific basis as well as in the aggregate for the executive team. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy, the use and form of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executive officers.

The Compensation Committee establishes total direct compensation considering (i) base salaries for our executive officers, (ii) the desired portion of pay to be at risk delivered in the cash incentive plan based on performance and (iii) equity incentives to incentivize long-term retention and alignment with shareholder value. The type, size and terms of equity-based incentives granted to executive officers is discussed and considered on an annual basis. Equity grants are generally made at the previously-determined, regularly scheduled second-quarter Compensation Committee meeting.

At the regularly-scheduled third-quarter Compensation Committee meeting in 2013, the Compensation Committee met with our Chief Executive Officer and Radford to discuss our compensation philosophy and objectives for the following year and reviewed with Radford and approved the companies comprising our peer group for compensation benchmarking purposes for the following year, as discussed below under “Benchmarking.”

At the regularly-scheduled fourth quarter Compensation Committee meeting in 2013, the Compensation Committee (1) met with our Chief Executive Officer and Radford to further discuss and to approve our compensation philosophy and objectives for 2014, (2) reviewed with our Chief Executive Officer and Radford the cash and equity compensation of our executive officers, including as compared to comparable officers of our peer group, and (3) adopted the cash incentive bonus plan for 2014 following review and the recommendation from our Chief Executive Officer for the proposed structure for a cash incentive bonus plan for our employees, including our executive officers, for 2014 based, in part, on our corporate financial and operational goals for 2014 and Radford’s analyses of the cash incentive bonus plans of our peer group companies.

In December 2013, the cash incentive bonus plan for 2014 was amended by the Compensation Committee to align with our business priorities for 2014.

At the regularly scheduled second-quarter Compensation Committee meeting in 2014, our Chief Executive Officer reviewed with the Compensation Committee his evaluation of each other executive officer, including contribution, performance and future objectives, and each executive officer’s self-assessment. Our Chief Executive Officer based his evaluation on his knowledge of each executive officer’s performance and the executive officer’s self-assessment. Our Chief Executive Officer then made a recommendation to the Compensation Committee based on an examination of the total direct compensation level for each of our executive officers, including a review of base salary, target bonus and equity incentives. As discussed below, the Compensation Committee reviewed this input in conjunction with its review of external benchmark data provided by Radford in setting compensation for these executives. In a session without our Chief Executive Officer present, the Compensation Committee reviewed our Chief Executive Officer’s performance and determined and approved our Chief Executive Officer’s total direct compensation, including salary, target cash incentive compensation and equity incentive compensation based on its assessment of his performance and a review of external benchmark data provided by Radford.

In January 2015, the Compensation Committee reviewed the financial and operating results for 2014 compared to the targets under the 2014 cash incentive bonus plan and determined the level at which the cash incentive bonus plan was funded based on the terms of the plan and the individual bonuses of each of our executive officers.

Evaluation Criteria

In determining the amount and mix of compensation elements for 2014, the members of the Compensation Committee relied upon their judgment about the performance of each individual executive officer based on input from our Chief Executive Officer other than with respect to his own performance. In setting final compensation levels for our executive officers for 2014, the Compensation Committee considered many factors, including, but not limited to:

•	the scope, strategic and operational impact of the executive officer’s responsibilities;

•	our past and current business performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such executive officer;

•	for each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer;

•	the self-assessment of each executive officer; and

•	the competitiveness of the total compensation package, as a whole, and the specific pay elements, relative to comparable executives at the peer group companies as set forth by the independent analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for our executive officers.

Role of the Independent Compensation Consultant

Radford was hired by the Compensation Committee to assist the members of our board of directors in fulfilling their fiduciary and governance responsibilities. The only other consulting or other services that Radford or Aon plc, its parent company, performed for us in 2014, at an aggregate cost of less than $50,000, were to provide assumption variables to our finance department for use in equity compensation accounting and for the company’s subscription to survey data for executive and non-executive market data to ensure that our compensation programs are within market norms to attract, motivate and retain a superior leadership team while managing our cash and equity for our shareholders. The Compensation Committee determined that, notwithstanding the provision of such services, Radford was an independent compensation advisor to the Compensation Committee for 2014, including for purposes of the Dodd-Frank Act and other applicable SEC and NASDAQ regulations.

Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2014. Radford’s compensation experts worked with our Executive Vice President, Global Human Resources to gather information required to perform their independent analysis of our compensation programs, and then furnished analytical compensation data and presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our executive officers. Radford representatives attended six Compensation Committee meetings that occurred during 2014 during which executive compensation, incentive plan design and/or our equity incentive program were discussed. In addition, Radford assists the Compensation Committee, our Chief Executive Officer, and our Executive Vice President, Global Human Resources in addressing new hire packages when recruiting members of our senior management. Radford reports directly to the Compensation Committee, and the Compensation Committee has the authority to direct Radford’s work and to maintain their services at the Compensation Committee’s sole discretion. Radford participates in meetings of the Compensation Committee without our Chief Executive Officer present, as requested.

Benchmarking

When working with Radford to determine our peer companies, the Compensation Committee focused on identifying companies with whom we believe we compete for executive officers and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. Radford provides an independent review of our peer companies following discussions with the Compensation Committee, to better understand our business strategy and operating characteristics.

Our peer group is generally reviewed annually at the Compensation Committee’s regularly scheduled third quarter Compensation Committee meeting. For compensation to be paid in 2014, this meeting was held in July 2013. For our compensation analysis for 2014, the Compensation Committee primarily considered biotechnology, bio-instrument and medical diagnostic companies with the following criteria:

•	revenues equal to 0.5x to 2.0x our go-forward estimated revenues, or between $175 million-$700 million, based on our trailing twelve month revenues as of June 30, 2013 of approximately $346 million; we were at the 57th percentile against the peer group when established;

•	market capitalization approximately equal to 0.33x to 3.0x our market capitalization, or $1 billion-$6.5 billion, based on our market capitalization of approximately $2.3 billion as of June 30, 2013; we were at the 49th percentile against the peer group when established; and

•	employee size reflecting comparable organization complexity, determined to be between 500 to 2,000 employees, based on our 945 full-time equivalent employees as of December 31, 2012.

In general, the Compensation Committee seeks to identify companies that meet a minimum of two of these three stated criteria for inclusion as one of our peer group companies. Additionally, our Compensation Committee considers companies that are similar to ours with respect to elements such as complexity of the business, operating results and research and development investments and those companies with whom we compete in business and in the recruitment of executive officers, as well as companies that list our company as a peer in their own compensation benchmarking analyses and companies listed in the Institutional Shareholder Services and Glass Lewis peer lists for our company. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee reviewed and approved the composition of the peer group to ensure that companies were relevant for comparative purposes. For 2014, the Compensation Committee selected the following companies to comprise our peer group:

Abaxis	Luminex

Acorda Therapeutics	Meridian Bioscience

Affymetrix	Myriad Genetics

Alkermes	Onyx Pharmaceuticals

BioMarin Pharmaceutical	Quidel

Dendreon	Seattle Genetics

Genomic Health	TECHNE

Illumina	United Therapeutics

Incyte	ViroPharma

Jazz Pharmaceuticals

For our 2015 peer group list, approved by the Compensation Committee in July 2014, Onyx Pharmaceuticals and ViroPharma were removed due to acquisitions and Abaxis, Dendreon and Meridian Bioscience were removed because the Compensation Committee determined, based in part on Radford’s analyses, that they no longer represented relevant companies to use for compensation comparison purposes based on the metrics used to select the peer group. Auxilium Pharmaceuticals, Cubist Pharmaceuticals, Medivation, Pharmacyclics, The Medicines Company and Volcano were added as it was believed that they are comparable with us in terms of the metrics used to select the peer group for 2015.

We believe that collectively the peer group used in 2014 was, at the time, representative of companies in our size range and industry and a fair representation of the employment market in which we compete.

The Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

Compensation Objectives

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each executive officer, all existing elements of his compensation (including base salary, cash incentives, long-term equity incentives in the form of equity awards, and reimbursement of housing and/or commuting expenses, if applicable). We seek to have a meaningful portion of our cash compensation for executives be “at-risk” incentive compensation to align compensation with our business performance, and have an incentive compensation bonus pool that is funded from the incremental financial performance achieved by us in that year.

In reviewing our executive compensation programs and practices, the Compensation Committee also considered the results of the 2014 advisory vote on our executive compensation, which reflected strong support for our compensation practices. For 2014, the Compensation Committee determined to modify our existing compensation policies and practices to focus on total direct compensation at the target percentile levels below, which provides us with more flexibility in structuring individual compensation packages, as well as ensuring competitive base salaries in order to attract and retain top talent in an extremely competitive marketplace.

The Compensation Committee compared base salary and total direct compensation to compensation at the peer group companies as described above, in an effort to set the compensation for each executive at a level such that, for each executive:

•	total direct compensation, which is comprised of base salary, cash incentive compensation and long-term equity incentives, is at a level that is at approximately the 60th to 75th percentile level of total direct compensation paid to executives at peer group companies;

•	base salary is at a level that is at approximately the 50th to 60th percentile level of base salaries paid to executives at peer group companies; and

•	cash incentive compensation is paid only in connection with our incentive bonus plan, which requires achievement of specified corporate financial objectives and operational goals.

To ensure that our compensation policies provide for competitive pay to attract, motivate and retrain talent we typically establish base salary compensation at between the 50th and 60th percentile levels as a result of the extremely competitive market for qualified executive officers among our peer group companies. Executives may be below or above this target based on specific circumstances, including as a result of an arms-length negotiation at the time of employment, which are evaluated by the Compensation Committee. Our cash incentive compensation philosophy is focused on pay-for-performance and we only pay cash incentive compensation pursuant to our self-funding yearly cash incentive bonus plan upon the achievement of specified corporate financial metrics and operational goals. The financial metrics and operational goals are intended to be challenging and the percentage of the target bonus of each executive officer participating in the cash incentive bonus plan in 2010, 2011, 2012, 2013 and 2014 are summarized in the below table:

Year	Percentage of Target Bonus
2010	100%
2011	116%
2012	31%
2013	44%
2014	84%

As a result of our commitment to setting challenging financial metrics and operational goals in order to achieve payment under the cash incentive bonus plan and because such payment, if any, earned under the cash incentive bonus plan is directly linked to performance, thereby enhancing shareholder value, our named executive officers will only be paid their applicable targeted bonuses if warranted by our performance as reflected in achievement of the financial and operational objectives in our incentive bonus plan. In order to further emphasize our commitment to pay-for-performance, in 2014, other than (i) the increase to our Chief

Executive Officer’s base salary, which had been at the 36th percentile level of base salaries paid to chief executive officers at our peer group companies prior to such increase in 2013, and (ii) in connection with the promotions of Warren C. Kocmond, Peter Farrell and Mike Fitzgerald, each as described below, the Compensation Committee did not increase our executive officers’ base salary levels but did increase the target incentive opportunity under the cash incentive bonus plan.

While the Compensation Committee does not have a targeted percentile level objective for our executive officers’ long-term equity incentives, as part of its analytical process, the Compensation Committee does review our executive officers’ long-term equity incentives as compared to our peer group companies, which it analyzes on a percentage-of-company basis in combination with its analysis of the equity-based compensation on a grant date value basis because both metrics are important methods of ensuring the effectiveness of the key objectives of our executive compensation program, namely, retentive value, motivation and alignment of economic interests with our shareholders. Because our enterprise value, which is analyzed and viewed by way of our stock price, was higher than our peer group companies, these two analytical tools, percentage-of-company and grant date value, when used in comparison to our peer group companies, yielded significantly differing results. In determining grant date value, we use the Black-Scholes model, which includes our stock price as an input, and, pursuant to this model, as our stock price increases, the aggregate grant date value increases. In contrast, the percentage-of-company analysis does not account for our stock price. As a result, when determining the appropriate size of equity-based compensation for our executive officers, the Compensation Committee balances these two metrics.

Our aggregate total compensation objective recognizes that, over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay-for-performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as guidelines in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are below or above these guidelines based on the criteria outlined above. The Compensation Committee also observed that in the context of hiring an executive or promoting an executive to a role with increased responsibilities, the market reference points for the resulting compensation outcomes in the year of such hiring or promotion are often significantly higher, in many cases over two times higher, than the compensation calculated in respect of an executive in an ongoing role due to the value of the equity grants made to a newly hired or promoted executive as compared to the annual retention equity grants that would be made to such an executive. The Compensation Committee also noted where elements of compensation deviated from the stated objectives mainly due to the valuation of equity-based compensation.

Individual compensation levels may range from below or above these targeted percentile levels based on individual performance, experience, and position. The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

We believe in providing a total direct compensation package that is competitive with strong links to pay for performance. To support this approach, we provide our executives with an overall total compensation program that includes base salary, cash incentives and annual equity grants in the form of stock options and restricted stock units. We believe each aspect of the program plays an important part in aligning our executive officers with near-term and long-term performance for our shareholders, while ensuring their base salary level is competitive in the marketplace.

Base Salary

We utilize salary as the base amount necessary to attract and retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain a management team that is superior to our peer group companies and to reward exceptional individual performance and an exceptional level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three fiscal years are listed below in the Summary Compensation Table.

The Compensation Committee determined that for 2014 base salaries of each of our executive officers would be unchanged and remain at existing levels, except as follows:

•	John L. Bishop, whose base salary was increased from $575,000 to $666,000, representing an increase from the 36th percentile of the base salaries paid to chief executive officers at our peer group companies in 2013 to the 43rd percentile of such group; and

•	Warren C. Kocmond, Peter Farrell and Mike Fitzgerald, whose base salaries were increased in connection with promotions during the course of the year. In each case, the Compensation Committee determined to increase such executive officer’s base salary to a level consistent with such officer’s new position as more fully described below under “Details of Compensation Paid to our Named Executive Officers.”

Cash Incentives

Bonus Plan Philosophy

We use cash incentives to reward performance achievements with a time horizon of one year or less, to closely align corporate performance with executive compensation and reinforce a sense of accountability in our executive officers. The Compensation Committee determines the executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for executive officers. Incentive compensation targets for our executive officers are established by the Compensation Committee as a pre-determined percentage of base salary, based on performance against specified corporate financial metrics and operational goals that are intended to provide a competitive level of compensation when these metrics and goals are achieved. The financial metrics and operational goals of our cash incentive bonus plan are intended to be challenging and in 2010, 2011, 2012 and 2013, we made bonus payments equal to 100%, 116%, 31%, and 44%, respectively, of the target bonus of each executive officer participating in the cash incentive bonus plan. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period. The Compensation Committee may exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not currently have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment but expect to adopt such a policy once the SEC has adopted rules in this regard. Our bonus plan described below is the only cash incentive program covering our executive officers.

In October 2013, December 2013 and January 2014, the Compensation Committee reviewed the proposed terms of a cash incentive bonus plan for 2014 based, in part, on analyses from Radford with respect to cash incentive bonus plans for our peer group companies. Typically, our peer group companies’ bonus plans utilize a mix of corporate and financial goals, including revenue and some type of profit metric (e.g., operating margins). The Compensation Committee structured a cash incentive bonus plan in order to incentivize achievement of both revenue growth, the primary measure of the overall growth of our business, and the increased financial performance and operating efficiency as represented by operating margin. The Compensation Committee also established non-financial operational objectives as a factor in adjusting the bonus payouts that would result directly from the level of achievement of the financial performance metrics in order to encourage the management team to focus collectively on specific diagnostic test releases in specified markets by certain target dates, achievement of a specified revenue target in our North American commercial operations, achievement of a specified gross margin target, completion of specified milestones under a specific product development initiative by specified dates and completion of a specified business management initiative by a specified date (these operational metrics are discussed in further detail in “Bonus Plan Structure” below).

The bonuses to our named executive officers do not have additional individual performance objectives because the Compensation Committee believes the named executive officers have a level of responsibility for our entire business and resulting financial performance, and these corporate objectives accurately reflect our named executive officers’ performance. By structuring executive officer incentive compensation with only corporate-wide financial, strategic and operational objectives described below under “Bonus Plan Structure,” the Compensation Committee also intends to reinforce a “team approach” to the management of, and responsibility for, our business.

Bonus Plan Structure

For the reasons described above under “Bonus Plan Philosophy,” the Compensation Committee decided to continue our cash incentive bonus program for 2014. Whether or not a cash bonus pool would be funded, and at what levels, was determined based on a weighted curve that relates our 2014 total revenues measured against pre-determined revenue objectives, or the Revenue Objective, and our 2014 operating margin measured against pre-determined operating margin objectives, or the Operating Margin Objective, which together with the Revenue Objective, we refer to as the Financial Objectives. For 2014, the results of our performance against the Revenue Objective account for 60% of bonus pool funding and the results of our performance against the Operating Margin Objective account for 40% of bonus pool funding.

The target bonus amount is the aggregate amount of all target bonuses at the 100% level, which are specified percentages of base salary depending on an employee’s salary grade, for all employees participating in the bonus plan. Minimum thresholds apply to each of the Revenue Objective and the Operative Margin Objective. With respect to the Revenue Objective, the minimum threshold was 85% of the target performance level. With respect to the Operating Margin Objective, the minimum threshold was 15% of the target performance level. If we had not achieved the minimum threshold Revenue Objective, then no amount would have been funded under the Revenue Objective portion of the bonus plan for 2014, and if we had not achieved the minimum threshold Operating Margin Objective, then no amount would have been funded under the Operating Margin Objective portion of the bonus plan for 2014. If we achieved at least the minimum thresholds for both the Revenue Objective and the Operating Margin Objective, then we would have funded the cash bonus pool at the level of 50% of the aggregate target bonus amount. The cash bonus pool would be funded at increasing levels, according to level of achievement of the Revenue Objective and the Operating Margin Objective, up to a maximum of 200% of the aggregate target bonus amount for achievement of the highest Revenue Objective and the highest Operating Margin Objective.

If the bonus pool was funded based on the achievement of the Financial Objectives, executive officers would receive bonus payments, with each of our named executive officers receiving a bonus based upon the level of achievement of the Financial Objectives, potentially reduced by up to 20% of the bonus pool as funded, in the discretion of the Compensation Committee, based on the achievement of the following specified corporate operational goals (without weighting individual objectives and with the Compensation Committee reviewing the achievement of the goals as a whole): (1) specific diagnostic test releases in specified markets by certain target dates, (2) achievement of a specified revenue target in our North American commercial operations, (3) achievement of a specified gross margin target, (4) completion of specified milestones under a specific product development initiative by specified dates and (5) completion of a specified business management initiative by a specified date.

Bonus Plan Funding

If the Financial Objectives were achieved at 100% of the bonus targets and all of the specified corporate goals were met, each employee participating in the bonus plan would be eligible to receive a bonus equal to a specified percentage of their base salary depending on an employee’s salary grade.

Under the 2014 bonus plan:

•	100% of the target bonus amount related to our revenues would be earned if the target Revenue Objective of $479 million was achieved; actual 2014 revenue achievement was $470 million.

•	100% of the target bonus amount related to our operating margin would be earned if the target Operating Margin Objective of 6.5% was achieved; actual 2014 operating margin achievement was 4.6%.

•	As a result of the achievement of the Revenue Objective and the Operating Margin Objective at these levels, the bonus pool was funded on a weighted curve at 92% of the target bonus pool.

With respect to the specified corporate goals, the Compensation Committee reviewed the various levels of achievement of the specified corporate goals and determined that the bonus funding would be reduced by 8% based on the failure to achieve the specified revenue in our North American Commercial Operations and to complete a specified business management initiative by the specified date. Therefore, each executive officer except for Peter Farrell received a bonus payment equal to 84% of their target bonus based on the bonus pool being funded at 92% of their target bonus for the achievement of the Financial Objectives, reduced by 8% as an adjustment for the various levels of achievement of the specified corporate goals. Pursuant to his employment offer letter, as further described below, Mr. Farrell received 100% of his target bonus prorated for the seven months of the year he was employed by us.

Equity Incentives

We grant equity incentives in the form of stock options and restricted stock units, as determined by the Compensation Committee, to our executive officers to aid in their retention, to motivate them to assist us with the achievement of corporate strategic, financial and operational objectives and to align their interests with those of our shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our stock options vest over four years at a rate of 25% of the shares subject to the option vesting on the first anniversary of the grant date, with the remaining 75% of the shares vesting and becoming exercisable ratably over the following 36 months.

We granted restricted stock units to our executive officers generally for the first time in 2010 and continued to do so through 2014. This decision is based, in part, upon the recommendation of Radford, based on their assessment of the peer group and broader market practices, where over 80% of our peer group companies continue to issue restricted stock and/or restricted stock units, which are both considered full value equity, to their executive officers, and in order to carefully manage the equity burn rate of our equity incentive plan by providing our executive officers with equity incentive that results in less dilution to our shareholders. A restricted stock unit is a promise to issue shares of our common stock upon vesting, at no cost to the recipient, as opposed to an option grant, which requires payment of an exercise price. We generally granted restricted stock units to our executive officers using a 75% stock option to 25% restricted stock unit ratio, although the Compensation Committee may vary this ratio in its discretion. In 2014, our peer group companies granted stock options and restricted stock units for their named executive officers in a ratio closer to 60% stock options and 40% restricted stock units. The Compensation Committee chose to utilize relatively more stock options to reinforce the alignment with shareholders to emphasis future stock performance. For purposes of determining the amount and mix of restricted stock units and stock options, we grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock, which enables us to carefully manage the equity burn rate of our equity incentive plan. Typically, our restricted stock unit grants vest over four years at a rate of 25% vesting on the first anniversary of the grant date, with the remaining 75% vesting over each three month period thereafter, and are settled in shares of our common stock within 30 days following the applicable date of vesting.

Additionally, our equity incentive plan requires that grants of restricted stock, restricted stock units, stock bonus awards and performance shares, collectively referred to as Full Value Equity Awards, with vesting or settlement restrictions, as applicable, based upon completion of performance goals, shall have a minimum one-year vesting or settlement restriction period and all other vesting or settlement restrictions, as applicable, for Full Value Equity Awards shall have a minimum three-year vesting or settlement restriction period, such minimum vesting or settlement restriction periods referred to as the Minimum Restriction Periods. However, we may grant Full Value Equity Awards without taking into account the Minimum Restriction Periods, so long as we do not grant more than 10% of the aggregate shares of common stock reserved and available for grant and issuance under the our equity incentive plan without the Minimum Restriction Periods.

The Compensation Committee has the authority to make equity grants to executive officers. In determining the appropriate size of equity grants, the Compensation Committee reviews market data, grants made to executive officers performing comparable functions for our peer group companies, the “in the money” as compared to “underwater” value of currently outstanding equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested, and other relevant data supplied by Radford. Additionally, the Compensation Committee seeks to reinforce a team approach to the management of, and responsibility for, our business by, when and as appropriate, granting equity awards that are consistent in size among our Executive Vice Presidents.

For stock equity grants other than to executive officers, the Compensation Committee has delegated authority to make grants to an equity incentive committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines approved by the Compensation Committee based on salary grade and job level. The Compensation Committee generally reviews the scope of this grant of delegated authority and the specific guidelines each year, and did so at its regularly scheduled second quarter meeting in 2014. The equity incentive committee may grant options and/or restricted stock units, at its discretion but within the specified guidelines, with each restricted stock unit at 1:3 ratio of the equity amount set forth in the specific guidelines. Option grants are granted with an exercise price equal to the fair market value on the date of grant. All equity grants are granted on the later of the employee’s start date (in the case of new hire grants) or the date of the meeting or action by written consent of the equity incentive committee.

Equity grants typically are granted to executive officers when the executive first joins us or in connection with a promotion or significant change in responsibilities. In addition, the Compensation Committee considers performance-based annual grants for executive officers taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s “in the money” as compared to “underwater” value of outstanding equity grants and then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option and/or restricted stock units granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a comparative market assessment performed by Radford.

While the Compensation Committee does not have a targeted percentile level objective for our executive officers’ long-term equity incentives, the Compensation Committee grants equity incentives to our executive officers based, in part, on a review of analyses from Radford on the equity grants made by our peer group companies to executive officers calculated both as a percentage of our total outstanding shares and the grant date fair value of the equity grants, calculated pursuant to ASC 718 for option grants and calculated using our stock price on the date of grant for restricted stock units. The Compensation Committee considers the percentage ownership of the equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested and grant date fair market value of the equity grants, when approving these grants to our executive officers.

The date on which an equity award is granted is the date specified in the resolutions of our Board, Compensation Committee or equity incentive committee, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board, Compensation Committee or equity incentive committee, as applicable. For stock options, the exercise price is the closing sale price of our common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our performance-based annual equity grants to our current executive officers at the Compensation Committee’s regularly scheduled second quarter meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of the later of their employment start date and the date on which the grant is approved by the Board, Compensation Committee or equity incentive committee, and grants made in connection with promotions of current employees are made as of the later of the date that the promotion is approved and the date on which the grant is approved by our Board, Compensation Committee or equity incentive committee. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews our equity usage. The Compensation Committee endeavors to ensure that our use of equity is comparable to the equity usage of other companies in our peer group, and for 2014 determined to continue using both stock options and restricted stock units, with restricted stock units considered as a 1:3 option equivalent, as equity incentives for new hires and ongoing performance grants to existing employees, with selected restricted stock grants used as special incentives.

Executive Officer Stock Ownership Policy

During 2012, the Compensation Committee adopted a stock ownership policy for our executive officers to ensure a continuing close alignment between the economic interests of our executive officers and the long-term creation of shareholder value. Under the policy, our Chief Executive Officer must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to three times his base salary, our Executive Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to two times their base salary and our Senior Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to one times their base salary. For purposes of determining the value of the shares of our common stock and/or unvested restricted stock units held by our executive officers, (1) shares of our common stock will be deemed to have a value equal to the greater of (x) the then-current fair market value of our common stock as reported on the NASDAQ Global Market and (y) the purchase price paid for such shares of our common stock or, in the case of shares of our common stock issued upon the exercise of stock options, the exercise price paid for such shares of our common stock, or in the case of shares of our common stock issued upon the vesting of restricted stock units, the closing price of our common stock on the date such restricted stock units vested, and (2) in the case of unvested restricted stock units, the then-current fair market value of the shares of our common stock issuable upon such restricted stock units less the number of restricted stock units that, at such then-current fair market value, would be required to be forfeited to pay the withholding amounts required to be paid upon vesting and issuance of such restricted stock units. Our executive officers have until the later of five years from the date of implementation of our stock ownership policy in December 2012 or commencement of employment to meet the requirements of our stock ownership policy.

Severance Agreements

Under the terms of our equity-based compensation plans and change-in-control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment and in connection with a change-in-control of Cepheid. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2014, are described in detail in the section entitled “Potential Payments Upon Termination or Change of Control” below.

In the case of each change of control agreement, with the exception of certain severance provisions contained in our agreement with Mr. Bishop, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. The terms of our severance arrangement with Mr. Bishop were set through the course of arms-length negotiations with Mr. Bishop. When setting the terms of this arrangement, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated or there is a significant diminution in the nature or scope of the executive’s authority, title, function or duties, a 10% reduction in the executive’s annual base salary or 25% reduction in his or her target bonus opportunity, or a required relocation beyond 50 miles from his or her current employment location, in each case, within 12 months following the transaction. In addition, Mr. Bishop is eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change-in-control.

We believe the structure of our “double trigger” change of control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change of control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirers, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our shareholders.

In the event that payments made under any of our change of control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, our change of control agreements provide that the executive officer may accept a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up” or additional amount to the executive to offset the impact of the excise tax under 280G.

In 2014, the Company also entered into a separation agreement with James Post in connection with his separation from Cepheid and paid severance compensation to Mr. Post pursuant thereto, which compensation is more fully described under “Details of Compensation Paid to our Named Executive Officers” below.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at our peer group companies. In addition, effective January 1, 2014, certain of our executive officers and highly compensated employees, including our named executive officers, are eligible to participate in our non-qualified deferred compensation plan, or the Deferred Compensation Plan. This plan is maintained to permit certain of our executive officers and highly compensated employees to defer some of their compensation in order to also defer taxation on such amounts. Pursuant to the Deferred Compensation Plan, eligible employees can defer between 5% and 75% of their base salary and between 5% and 100% of any cash based incentive awards payable to such employee. Except for our 401(k) plan and the Deferred Compensation Plan, we do not provide pension arrangements or similar benefits to our executives or employees. Additionally, Mr. Bishop receives reimbursement for commuting costs and, prior to February 2, 2014, received reimbursement for housing expenses and Mr. Post received reimbursement for relocation expenses in connection with his relocation to the San Francisco Bay Area, in each case, as described further below.

Details of Compensation Paid to our Named Executive Officers

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Objectives” and “Components of Compensation.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2014 is set forth below.

Chief Executive Officer

As our Chief Executive Officer, John L. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our strategic, financial and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives. He also represents us to the investment community. Commencing in February 2013, Mr. Bishop began serving as the Chairman of our Board of Directors, for which he does not receive additional compensation. The Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Total Direct Compensation. Mr. Bishop’s total direct compensation for fiscal 2014 was $4,841,669, which includes $3,603,036 of equity award compensation calculated at an aggregate grant date fair value under ASC 718. This total direct compensation was at the 61st percentile level of total direct compensation paid to chief executive officers at our peer group companies. In the view of the Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from Radford. In reviewing Mr. Bishop’s total direct compensation, the Compensation Committee also reviewed Mr. Bishop’s base salary, cash incentives, long-term equity incentives and other compensation, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. The Compensation Committee approved an increase to Mr. Bishop’s base salary to $666,000 for 2014, reflecting a $91,000 increase from 2013, with the increased base salary effective February 2, 2014. Prior to such increase, Mr. Bishop’s base salary was at the 36th percentile level of base salaries paid to chief executive officers at our peer group companies. Following the increase, Mr. Bishop’s base salary of $666,000 was at the 43rd percentile level of base salaries paid to chief executive officers at our peer group companies. In connection with his base salary increase, the Compensation Committee determined to discontinue Mr. Bishop’s separate annual housing allowance of $41,000, which was a factor in determining the appropriate base salary for Mr. Bishop. The Compensation Committee approved the increase in Mr. Bishop’s base salary and the consolidation of his housing allowance into his base salary based on Mr. Bishop’s performance and to more closely align his base salary and total direct compensation with the base salaries and total direct compensation of chief executive officers at our peer companies.

Cash Incentive. For fiscal year 2014, Mr. Bishop was awarded cash incentive compensation of $559,440, representing 84% of his annual base salary for 2014, or 84% of his target bonus of 100% of his base salary. This bonus was based entirely upon our achievement of our financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2014, the Compensation Committee approved the grant to Mr. Bishop of an option to purchase 176,250 shares of our common stock and 19,500 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the 75% balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these grants in April 2014 based on Mr. Bishop’s performance and to continue to incentivize his future retention and performance and drive returns for our shareholders, as well as upon a review of competitive equity incentive data for chief executive officers of our peer group companies. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria.

Other Compensation. As part of his employment agreement, prior to February 2, 2014, we rented and paid for a one-bedroom corporate apartment for Mr. Bishop near our headquarters. As described above, in connection with the increase to Mr. Bishop’s 2014 salary, the Compensation and Organization Development Committee discontinued Mr. Bishop’s separate housing allowance, effective February 2, 2014. Pursuant to his employment agreement, we reimburse Mr. Bishop’s commuting expenses to and from his permanent home in Chicago, Illinois to the San Francisco Bay Area. These commuting expenses in 2014 and housing expenses for January 2014 totaled $10,312. We agreed to provide these benefits to Mr. Bishop as the Compensation Committee believed that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.

Executive Vice President, Chief Financial Officer

Andrew D. Miller served as our Executive Vice President and Chief Financial Officer through February 3, 2015 and was responsible for financial budgeting and planning, financial accounting, financial and treasury operations, investor relations, tax management and information technology.

Total Direct Compensation. In 2014, Mr. Miller received aggregate total direct compensation of $1,469,094, which includes $840,338 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below. This total direct compensation was at the 59th percentile level of total direct compensation paid to chief financial officers at our peer group companies. In reviewing Mr. Miller’s total direct compensation, the Compensation Committee also reviewed Mr. Miller’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. The Compensation Committee determined that Mr. Miller’s base salary would be unchanged and remain at $415,000 in 2014. Mr. Miller’s base salary of $415,000 was at the 59th percentile level of base salaries paid to chief financial officers at our peer group companies.

Cash Incentive. Mr. Miller was awarded cash incentive compensation of $209,160, representing 50% of his annual base salary for 2014, or 84% of his target bonus of 60% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2014, the Compensation Committee approved the grant to Mr. Miller of an option to purchase 41,250 shares of our common stock and 4,500 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and would have vested over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grant would have vested over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the 75% balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Miller’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria. Because Mr. Miller resigned from his position with Cepheid prior to the one year anniversary of the grant date for these April 2014 grants, none of the shares subject to the option or restricted stock units will ever vest.

Executive Vice President, Worldwide Commercial Operations

As our Executive Vice President, Worldwide Commercial Operations, Peter Farrell is responsible for our global commercial operations, including global sales and marketing.

Total Direct Compensation. In 2014, Mr. Farrell received aggregate total direct compensation of $2,938,005, which includes $2,541,572 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below, comprised of $2,022,572 of equity award compensation in connection with Mr. Farrell’s hiring as Executive Vice President, International Commercial Operations, and $519,000 of equity award compensation in connection with Mr. Farrell’s promotion to Executive Vice President, Worldwide Commercial Operations. This total direct compensation was at the highest percentile of total direct compensation paid to the top sales and marketing executive at our peer group companies, prorated for the portion of the year that Mr. Farrell was employed by us. This total direct compensation exceeds our targeted total direct compensation percentile primarily as a result of Mr. Farrell being hired and promoted, and receiving equity-based compensation in connection with both such events, in 2014. The Compensation Committee observes that the value of equity-based compensation paid to executives generally in our compensation peer group in the year in which such executives were hired is approximately two to three times the value of the equity-based compensation paid to executives in other years. When the Compensation Committee considers compensation changes in connection with a promotion, it considers peer group market data paid to newly-hired executives in such role. The total included one-time grants of an option to purchase 100,000 shares of our common stock and 10,106 restricted stock units that were granted in connection with the commencement of Mr. Farrell’s employment with Cepheid and included an additional one-time grant of 10,000 restricted stock units that was granted to Mr. Farrell in connection with his promotion to Executive Vice President, Worldwide Commercial Operations. The initial grants were determined by the Compensation Committee through the course of arms-length negotiations with Mr. Farrell and the promotion grant was approved by the Compensation Committee, in consultation with Radford, after consideration of various factors, including Mr. Farrell’s performance in his first five months of employment with Cepheid and Mr. Farrell’s promotion from Executive Vice President, International Commercial Operations to Executive Vice President, Worldwide Commercial Operations in recognition of his having increased responsibilities for our global sales and marketing functions. In reviewing Mr. Farrell’s total direct compensation, the Compensation Committee also reviewed Mr. Farrell’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. Through the course of arms-length negotiations with Mr. Farrell in connection with his hiring as Executive Vice President, International Commercial Operations, the Compensation Committee determined that his base salary would be $400,000 in 2014. Effective October 29, 2014, in connection with his promotion to Executive Vice President, Worldwide Commercial Operations, the Compensation Committee approved an increase to Mr. Farrell’s base salary to $448,000 for 2014, reflecting a $48,000 increase in recognition of his increased responsibilities for our global sales and marketing functions. In increasing his base salary in connection with his promotion, the Compensation Committee noted that Mr. Farrell’s annualized base salary of $448,000 was at the 91st percentile level of base salaries paid to the top sales and marketing executives at our peer group companies. The Compensation Committee determined that this level of compensation was appropriate based on Mr. Farrell’s level of prior experience in building a global sales and marketing organization.

Cash Incentive. Mr. Farrell was awarded cash incentive compensation of $156,800, representing 35% of his annual base salary for 2014, or 100% of his target bonus of 60% of his base salary prorated for the seven months of his employment at Cepheid during 2014, consistent with the terms of Mr. Farrell’s employment offer letter, as negotiated through the course of arms-length negotiations, upon the commencement of his initial employment with Cepheid.

Equity-Based Long-Term Incentive. In June 2014, in connection with Mr. Farrell’s initial hire package, Mr. Farrell was granted an option to purchase 100,000 shares of our common stock and 10,106 restricted stock units. These grants were determined by the Compensation Committee through the course of arms-length negotiations with Mr. Farrell and were made as inducement grants pursuant to Section 5635(c)(4) of The NASDAQ Stock Market Rules. In October 2014, in connection with his promotion to Executive Vice President, Worldwide Commercial Operations, Mr. Farrell was granted an additional 10,000 restricted stock units. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grants will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date for each such grant and the 75% balance vesting in equal quarterly installments over the following three years.

Executive Vice President, Global Human Resources

As our Executive Vice President, Global Human Resources, Mike Fitzgerald is responsible for our worldwide human resources and organizational planning and development and our compensation and benefits.

Total Direct Compensation. In 2014, Mr. Fitzgerald received aggregate total direct compensation of $2,209,037, which includes $1,721,686 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below, comprised of $881,348 of equity award compensation in connection with Mr. Fitzgerald’s promotion to Executive Vice President, Global Human Resources, and $840,338 of equity award compensation in connection with Mr. Fitzgerald’s annual retention equity awards. This total direct compensation was at the highest percentile level of total direct compensation paid to the top human resources executive at our peer group companies. This total direct compensation exceeds our targeted total direct compensation percentile primarily as a result of Mr. Fitzgerald being promoted and receiving equity-based compensation in connection with such promotion in 2014. The Compensation Committee observes that the value of equity-based compensation paid to executives generally in our compensation peer group in the year in which such executives were hired is approximately two to three times the value of the equity-based compensation paid to executives in other years. When the Compensation Committee considers compensation changes in connection with a promotion, it considers peer group market data paid to newly-hired executives in such role. The total included one-time grants of an option to purchase 40,000 shares of our common stock and 4,000 restricted stock units that were granted to Mr. Fitzgerald in connection with his promotion to Executive Vice President, Global Human Resources. The promotion grants were approved by the Compensation Committee, in consultation with Radford, after consideration of various factors, including Mr. Fitzgerald’s performance in his prior role for Cepheid, Mr. Fitzgerald’s promotion from Senior Vice President, Human Resources to Executive Vice President, Global Human Resources as a result of his having greater experience and increased responsibility and the vesting status and retention value of Mr. Fitzgerald’s outstanding equity grants. In reviewing Mr. Fitzgerald’s total direct compensation, the Compensation Committee also reviewed Mr. Fitzgerald’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. Effective January 1, 2014, in connection with his promotion to Executive Vice President, Global Human Resources, the Compensation Committee approved an increase to Mr. Fitzgerald’s base salary to $320,000 for 2014, reflecting a $30,000 increase from 2013. In increasing his base salary in connection with his promotion, the Compensation Committee noted that Mr. Fitzgerald’s base salary of $320,000 was at the 73rd percentile level of base salaries paid to the top human resources executive at our peer group companies due to Mr. Fitzgerald’s strong performance and prior experience.

Cash Incentive. Mr. Fitzgerald was awarded cash incentive compensation of $161,280, representing 50% of his annual base salary for 2014, or 84% of his target bonus of 60% of his base salary, which is consistent with the 60% target percentage of base salary for our other executive vice presidents. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In January 2014, in connection with his promotion to Executive Vice President, Global Human Resources, Mr. Fitzgerald was granted an option to purchase 40,000 shares of our common stock and 4,000 restricted stock units. In April 2014, the Compensation Committee approved the grant to Mr. Fitzgerald of an option to purchase 41,250 shares of our common stock and 4,500 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grants each had an exercise price equal to 100% of the fair market value of our common stock on the date of such grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date for such grant and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grants will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date for each such grant and the 75% balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Fitzgerald’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria.

Executive Vice President, Chief Operating Officer

As our Executive Vice President, Chief Operating Officer, Warren C. Kocmond is responsible for our global operations, including engineering, manufacturing and technical service operations, our technical service and support and our quality and regulatory systems.

Total Direct Compensation. In 2014, Mr. Kocmond received aggregate total direct compensation of $1,988,064, which includes $1,359,338 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below, comprised of $840,338 of equity award compensation in connection with Mr. Kocmond’s annual retention equity awards, and $519,000 of equity award compensation in connection with Mr. Kocmond’s promotion to Executive Vice President, Chief Operating Officer. This total direct compensation was at the 91st percentile level of total direct compensation paid to chief operating officers at our peer group companies, many of whom are also responsible for commercial operations. This total direct compensation exceeds our targeted total direct compensation percentile primarily as a result of Mr. Kocmond being promoted and receiving equity-based compensation in connection with such promotion in 2014. The Compensation Committee observes that the value of equity-based compensation paid to executives generally in our compensation peer group in the year in which such executives were hired is approximately two to three times the value of the equity-based compensation paid to executives in other years. When the Compensation Committee considers compensation changes in connection with a promotion, it considers peer group market data paid to newly-hired executives in such role. The total included a one-time grant of 10,000 restricted stock units that was granted to Mr. Kocmond in connection with his promotion to Executive Vice President, Chief Operating Officer. The promotion grant was approved by the Compensation Committee, in consultation with Radford, after consideration of various factors, including Mr. Kocmond’s performance in his prior role for Cepheid, Mr. Kocmond’s promotion from Executive Vice President, Global Operations to Executive Vice President, Chief Operating Officer in recognition of his having greater experience and his increased responsibilities as our Chief Operating Officer over our technical service and support operations as well as our quality and regulatory systems and the vesting status and retention value of Mr. Kocmond’s outstanding equity grants. In reviewing Mr. Kocmond’s total direct compensation, the Compensation Committee also reviewed Mr. Kocmond’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. The Compensation Committee determined that Mr. Kocmond’s base salary would be unchanged and remain at $385,000 in 2014. Effective October 29, 2014, in connection with his promotion to Executive Vice President, Chief Operating Officer, the Compensation Committee approved an increase to Mr. Kocmond’s base salary to $450,000 for 2014, reflecting a $65,000 increase. In increasing his base salary in connection with his promotion in recognition of his increased responsibilities as our Chief Operating Officer over our technical service and support operations as well as our quality and regulatory systems, the Compensation Committee noted that Mr. Kocmond’s annualized base salary of $450,000 was at the 89th percentile level of base salaries paid to chief operating officers at our peer group companies based on the scope and complexity of the company’s products.

Cash Incentive. Mr. Kocmond was awarded cash incentive compensation of $226,800, representing 50% of his annual base salary for 2014, or 84% of his target bonus of 60% of his base salary, which is consistent with the 60% target percentage of base salary for our other executive vice presidents. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2014, the Compensation Committee approved the grant to Mr. Kocmond of an option to purchase 41,250 shares of our common stock and 4,500 restricted stock units. In October 2014, in connection with his promotion to Executive Vice President, Chief Operating Officer, Mr. Kocmond was granted an additional 10,000 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grants will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date for each such grant and the balance 75% vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Kocmond’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria.

Executive Vice President, North American Commercial Operations

James Post served as our Executive Vice President, North American Commercial Operations through October 29, 2014 and was responsible for our North American commercial operations, including managing our marketing programs and direct sales force.

Total Direct Compensation. In 2014, Mr. Post received aggregate total direct compensation of $1,259,492, which includes $840,338 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below, none of which equity compensation will vest or be received by Mr. Post, and excludes $722,644 severance compensation paid to Mr. Post upon his separation from Cepheid as further described below. This total direct compensation was at the 69th percentile level of total direct compensation paid to the top sales executive at our peer group companies. In reviewing Mr. Post’s total direct compensation, the Compensation Committee also reviewed Mr. Post’s base salary, cash incentives, long-term equity incentives and other compensation, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. The Compensation Committee determined that Mr. Post’s base salary would be unchanged and remain at $425,000 in 2014. Mr. Post’s annualized base salary of $425,000 was at the 96th percentile level of base salaries paid to the top sales executive at our peer group companies.

Cash Incentive. Mr. Post was not eligible to receive cash incentive compensation for 2014 because he left the Company prior to December 31, 2014.

Severance. In connection with his separation from Cepheid, we entered into an agreement with Mr. Post regarding the terms of his separation from Cepheid. Pursuant to such agreement, Mr. Post released Cepheid from potential liability in connection with his employment and separation and we agreed (i) to provide Mr. Post with a separation payment in the amount of $425,000, which equaled one year of his annual base salary, (ii) to payment of Mr. Post’s full target cash incentive bonus for 2014 of $255,000, or 60% of his base salary (as required by Mr. Post’s employment offer letter with Cepheid), (iii) to pay the employer portion of Mr. Post’s COBRA premium to continue Mr. Post’s existing health benefits under COBRA for 12 months, (iv) not to require Mr. Post to repay his sign-on bonus and moving expenses reimbursed to him or paid on his behalf by Cepheid in connection with the commencement of his employment in 2013 (as otherwise would have been required by Mr. Post’s employment offer letter with Cepheid) and (v) to reimburse Mr. Post for his relocation expenses incurred in connection with his separation. The Compensation Committee set Mr. Post’s severance pay based on one year of Mr. Post’s base salary and the 2014 cash incentive payable to Mr. Post pursuant to his employment offer letter as well as severance amounts paid to comparable executives, noting that none of Mr. Post’s equity compensation would vest or be received by him.

Equity-Based Long-Term Incentive. In April 2014, the Compensation Committee approved the grant to Mr. Post of an option to purchase 41,250 shares of our common stock and 4,500 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and would have vested over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grant would have vested over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the 75% balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Post’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria. Because Mr. Post’s separation from Cepheid occurred prior to the one year anniversary of the grant date for these April 2014 grants, none of the shares subject to the option or restricted stock units will ever vest.

Other Compensation. As part of his employment agreement, we agreed to reimburse Mr. Post’s housing and commuting expenses to and from his permanent home in Connecticut to the San Francisco Bay Area until the earlier to occur of Mr. Post’s relocation to the San Francisco Bay Area and two years from the commencement of his employment in December 2013. In 2014, these housing and commuting expenses totaled $56,267. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Post’s total compensation package.

Material Terms of Employment Agreements

John L. Bishop. In January 2007, we entered into a new employment agreement with Mr. Bishop. The employment agreement provided for an initial base salary of $450,000, to be reviewed annually and which has since been increased by the Compensation Committee as described above, and a target bonus of at least 40% of his base salary, which has since been increased by the Compensation Committee as described above, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. We paid for Mr. Bishop’s housing in the San Francisco Bay Area until February 2, 2014. We pay for commuting expenses for travel between Mr. Bishop’s permanent home in Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options and restricted shares and 24 months of paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information; or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a significant reduction in the nature or scope of his authority, title, function or duties;

•	a reduction in his base salary of 10% or more or in his target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement;

Each such instance of constructive termination is contingent upon Mr. Bishop providing us with notice and an opportunity to cure after he determines that one of the foregoing conditions has occurred. If payments made under this agreement would trigger the accrual of excise tax pursuant to Section 280G of the Code, Mr. Bishop has the option of accepting a lesser payment that would avoid incurring this additional tax. We will not pay any “gross up,” or additional amount to Mr. Bishop to offset the impact of the excise tax under 280G.

Andrew D. Miller. We entered into an employment offer letter with Mr. Miller, our Executive Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller received an annual base salary of $375,000 in 2008, which has since been increased by the Compensation Committee as described above, and was guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he was employed by us, equal to $93,949. In 2009 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 35% of his base salary, which has since been increased as described above. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Mr. Miller an option to purchase 200,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2008. We also entered into a change of control and severance agreement with Mr. Miller that is described below.

Peter Farrell. We entered into an employment offer letter with Mr. Farrell, our Executive Vice President, Worldwide Commercial Operations, and he began employment with us in June 2014. When he began employment with Cepheid, Mr. Farrell served as our Executive Vice President, International Commercial Operations. Under the terms of his offer letter, Mr. Farrell received an annual base salary of $400,000 and, solely for 2014, was guaranteed a 2014 cash bonus of at least 60% of his base salary for 2014 under our cash incentive bonus plan, prorated for the portion of 2014 during which he was employed by us. In addition, the offer letter provided that we would grant Mr. Farrell with an option to purchase 100,000 shares of our common stock and 10,106 restricted stock units, the terms of which are described above. We also entered into a change of control and severance agreement with Mr. Farrell that is described below.

Mike Fitzgerald. We entered into an employment offer letter with Mr. Fitzgerald, our Executive Vice President, Global Human Resources, in December 2011 and he began employment with us in January 2012. When he began employment with Cepheid, Mr. Fitzgerald served as our Senior Vice President, Human Resources. Under the terms of the offer letter, Mr. Fitzgerald received an annual base salary of $290,000, which has since been increased by the Compensation Committee as described above and was eligible for bonus of up to 40% of his base salary, which has since been increased as described above. In addition, the offer letter provided that we would grant Mr. Fitzgerald an option to purchase 56,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in January 2012 and 10,000 restricted stock units. We also entered into a change of control and severance agreement with Mr. Fitzgerald that is described below.

Warren C. Kocmond. We entered into an employment offer letter with Mr. Kocmond, our Executive Vice President, Chief Operating Officer, in April 2013 and he began employment with us in May 2013. When he began employment with Cepheid, Mr. Kocmond served as our Executive Vice President, Global Operations. Under the terms of the offer letter, Mr. Kocmond received an annual base salary of $385,000 in 2013, which has since been increased by the Compensation Committee as described above, and was eligible to receive a cash bonus of up to 45% of his base salary, which has since been increased as described above. In addition, the offer letter provided that we would grant Mr. Kocmond an option to purchase 75,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in May 2013 and 8,333 restricted stock units. We also entered into a change of control and severance agreement with Mr. Kocmond that is described below.

James Post. We entered into an employment offer letter with Mr. Post, our Executive Vice President, North American Commercial Operations, in November 2013 and Mr. Post began employment with us in December 2013. Under the terms of the offer letter, Mr. Post received an annual base salary of $425,000, a signing bonus of $148,000, and, solely for 2014, was guaranteed a 2014 cash bonus of 60% of his base salary for 2014 under our cash incentive bonus plan for 2014. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Mr. Post with an option to purchase 100,000 shares of our common stock and 8,333 restricted stock units. The offer letter also provided that we would pay for Mr. Post’s commuting and housing expenses until the earlier to occur of the completion of his relocation to the San Francisco Bay Area or two years. We also entered into a change of control and severance agreement with Mr. Post that is described below. In connection with his separation from Cepheid, Mr. Post entered into an agreement with Cepheid regarding the terms of his separation from Cepheid, pursuant to which Cepheid agreed to provide Mr. Post with (i) a separation payment in the amount of $425,000, which equaled one year of Mr. Post’s annual base salary, (ii) payment of Mr. Post’s full target cash incentive bonus for 2014 of $255,000, or 60% of his base salary, (iii) payment of the employer portion of Mr. Post’s COBRA premium to continue Mr. Post’s existing health benefits under COBRA for 12 months, (iv) forgiveness of any outstanding obligation to repay Mr. Post’s sign-on bonus or the moving expenses reimbursed to him or paid on his behalf by Cepheid in connection with the commencement of his employment in 2013 and (v) reimbursement of Mr. Post’s relocation expenses incurred in connection with his separation.

Change of Control Retention and Severance Agreements for Andrew Miller, Peter Farrell, Mike Fitzgerald, Warren C. Kocmond and James Post. We have entered into change of control retention and severance agreements with Messrs. Miller, Farrell, Fitzgerald, Kocmond and Post. The agreements for Messrs. Miller and Post have ceased to be effective upon the separation of each of Mr. Miller and Mr. Post from employment with Cepheid. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Messrs. Farrell, Fitzgerald and Kocmond will receive a lump sum payment equal to 18 months’ base salary. All outstanding shares and equity awards held by such person prior to the change of control event will become fully vested and exercisable and any outstanding equity awards that are subject to a right of repurchase, right of forfeiture or similar right shall be released from such right and shall be fully vested. The change of control retention and severance agreements also provide that each will receive a payment equal to 100% of the targeted incentive bonus amount for the year in which he was terminated. We believe this provision is necessary in order to keep our executives focused on achieving the key financial and strategic objectives to which the bonuses are connected during the pendency of and following a change of control transaction following which they may be terminated. The change of control retention and severance agreements further provide that a change of control event includes a change in the makeup of our board of directors, such that incumbent directors no longer constitute a majority of the directors, which we believe is necessary in light of the increasing prevalence of hostile takeover transactions, and the significant management distraction that would result should such a potential transaction occur, following which our executive officers could be terminated.

Cause is defined in the amended and restated change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	commission of an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of Cepheid;

•	breach of any confidentiality, proprietary information or other agreement with Cepheid or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the amended and restated change of control retention and severance agreements to mean:

•	a significant reduction in the nature or scope of authority, title, function or duties in effect immediately prior to the change of control;

•	a reduction in base salary of 10% or more or in target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of such executive’s amended and restated change of control retention and severance agreement;

•	a forced relocation of such executive’s primary office in excess of fifty miles of that executive’s office immediately prior to the change of control; or

•	the failure of any successor of Cepheid to assume amended and restated change of control retention and severance agreement.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer has the option of accepting a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.

Prohibition on Equity Hedging Transactions

We have a policy prohibiting members of our board of directors, executive officers, employees or consultants from engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts, with regard to our securities.

Compensation and Organizational Development Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

Dean O. Morton, Chair

Hollings C. Renton

Glenn D. Steele, Jr.

SUMMARY OF EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2012, 2013 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John L. Bishop,	2014	664,908	—		893,880	2,709,156	559,440	(2)	—	14,285	(3)	4,841,669
Chairman and	2013	577,238	—		753,870	2,433,308	227,700	(4)	—	106,668		4,098,784
Chief Executive Officer	2012	577,211	—		607,240	2,350,730	160,425	(5)	—	80,989		3,776,595

Andrew D. Miller,	2014	416,596	—		206,280	634,058	209,160	(2)	—	3,000		1,469,094
Executive Vice President,	2013	416,596	—		226,161	724,815	82,170	(4)	—	3,717		1,453,459
Chief Financial Officer	2012	416,389	—		533,595	2,065,743	57,893	(5)	—	3,000		3,076,620

Peter Farrell,	2014	236,185	—		988,222	1,553,350	156,800	(2)	—	3,448		2,938,005
Executive Vice President, Worldwide Commercial Operations

Mike Fitzgerald,	2014	321,311	—		392,968	1,328,718	161,280	(2)	788	3,972		2,209,037
Executive Vice President, Global Human Resources

Warren C. Kocmond,	2014	397,955	—		725,280	634,058	226,800	(2)	—	3,971		1,988,064
Executive Vice President, Chief Operating Officer

James Post,	2014	358,727	—		206,280	634,058	—		1,161	780,031	(6)	1,980,257
Former Executive Vice President, North American Commercial Operations	2013	19,615	148,000	(7)	374,652	1,661,940	—		—	53		2,204,260

(1)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, computed in accordance with ASC 718 of all awards to the named executive officer. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 10, “Shareholders’ Equity–Stock-Based Compensation Expense,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015.
(2)	Represents amount payable for 2014 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2013 that was paid in 2015.
(3)	Includes reimbursement of commuting expenses in the amount of $10,312.
(4)	Represents amount payable for 2013 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in January 2013 that was paid in 2014.
(5)	Represents amount payable for 2012 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in January 2012 that was paid in 2013.
(6)	Includes severance compensation paid or to be paid pursuant to the severance agreement entered into between Cepheid and Mr. Post upon his separation from Cepheid in the amount of $722,644 and reimbursement of commuting and housing expenses in the amount of $40,000.
(7)	Consists of a signing bonus of $148,000.

2014 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2014.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (3)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock Option Awards ($) (4)
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
John L. Bishop	N/A	N/A	133,200	666,000	1,332,000	—	—	—	—
	4/21/2014	4/21/2014	—	—	—	—	176,250	45.84	2,709,156
	4/21/2014	4/21/2014	—	—	—	19,500	—	—	893,880

Andrew D. Miller	N/A	N/A	49,800	249,000	498,000	—	—	—	—
	4/21/2014	4/21/2014	—	—	—	—	41,250	45.84	634,058
	4/21/2014	4/21/2014	—	—	—	4,500	—	—	206,280

Peter Farrell	N/A	N/A	156,800	156,800	313,600	—	—	—	—
	6/09/2014	6/09/2014	—	—	—	—	100,000	46.43	1,553,350
	6/09/2014	6/09/2014	—	—	—	10,106	—	—	469,222
	10/29/2014	10/28/2014	—	—	—	10,000	—	—	519,000

Mike Fitzgerald	N/A	N/A	38,400	192,000	384,000	—	—	—	—
	1/1/2014	10/28/2013	—	—	—	—	40,000	46.67	694,660
	1/1/2014	10/28/2013	—	—	—	4,000	—	—	186,688
	4/21/2014	4/21/2014	—	—	—	—	41,250	45.84	634,058
	4/21/2014	4/21/2014	—	—	—	4,500	—	—	206,280

Warren C. Kocmond	N/A	N/A	54,000	270,000	540,000	—	—	—	—
	4/21/2014	4/21/2014	—	—	—	—	41,250	45.84	634,058
	4/21/2014	4/21/2014	—	—	—	4,500	—	—	206,280
	10/29/2014	10/28/2014	—	—	—	10,000	—	—	519,000

James Post	N/A	N/A	51,000	255,000	510,000	—	—	—	—
	4/21/2014	4/21/2014	—	—	—	—	41,250	45.84	634,058
	4/21/2014	4/21/2014	—	—	—	4,500	—	—	206,280

(1)	Represents threshold, target and maximum possible payments pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2013.
(2)	Number of restricted stock units granted under Cepheid’s 2006 Equity Incentive Plan.
(3)	Number of shares underlying stock option grant made under Cepheid’s 2006 Equity Incentive Plan.
(4)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 of all awards to the named executive officer in 2014. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the expected term of the options.

2014 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John L. Bishop	—	—		—	—	19,500	(1)	1,055,730
	—	—		—	—	12,188	(2)	659,858
	—	—		—	—	63,375	(3)	345,143
	—	—		—	—	3,125	(4)	169,188
	—	176,250	(5)	45.84	4/21/2021	—		—
	73,437	102,813	(6)	38.66	4/29/2020	—		—
	102,499	51,251	(7)	35.72	4/24/2019	—		—
	165,000	15,000	(8)	31.49	4/25/2018	—		—
	175,000	—	(9)	20.47	4/29/2017	—		—
	110,000	—	(9)	8.43	4/28/2016	—		—
	125,000	—	(9)	19.85	4/24/2015	—		—

Andrew D. Miller	—	—		—	—	4,500	(1)	243,630
	—	—		—	—	3,656	(2)	197,936
	—	—		—	—	2,031	(3)	109,958
	—	—		—	—	3,125	(10)	169,188
	—	—		—	—	500	(4)	27,070
	—	41,250	(5)	45.84	4/21/2021	—		—
	21,875	30,625	(6)	38.66	4/29/2020	—		—
	15,234	16,251	(7)	35.72	4/24/2019	—		—
	5,625	24,375	(11)	34.01	1/3/2019	—		—
	2,250	3,000	(8)	31.49	4/25/2018	—		—

Peter Farrell	—	—		—	—	10,000	(12)	541,400
	—	—		—	—	10,106	(13)	547,139
	—	100,000	(14)	46.43	6/09/2021	—

Mike Fitzgerald	—	—		—	—	4,500	(1)	243,630
	—	—		—	—	4,000	(15)	216,560
						2,344	(2)	126,904
						938	(3)	50,783
						3,125	(16)	169,188
	—	41,250	(5)	45.84	4/21/2021	—		—
	—	40,000	(17)	46.67	1/1/2021	—		—
	14,062	19,688	(6)	38.66	4/29/2020	—		—
	15,000	7,500	(7)	35.72	4/24/2019	—		—
	40,833	15,167	(18)	35.73	1/14/2019	—		—

Warren C. Kocmond	—	—		—	—	10,000	(12)	541,400
	—	—		—	—	4,500	(1)	243,630
						5,208	(19)	281,961
	—	41,250	(5)	45.84	4/21/2021	—		—
	6,250	45,313	(20)	38.47	5/6/2020	—		—

James Post (21)	—	—		—	—	8,333	(22)	432,483
	—	100,000	(23)	44.96	12/16/2020	—		—

(1)	Restricted stock units vested as to 1/4th of the restricted stock units on April 21, 2015 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 21, 2018.
(2)	Restricted stock units vested as to 1/4th of the restricted stock units on April 29, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2017.

(3)	Restricted stock units vested as to 1/4th of the restricted stock units on April 24, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 24, 2016.
(4)	Restricted stock units vested as to 1/4th of the restricted stock units on April 25, 2012 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 25, 2015.
(5)	Option vested as to 1/4th of the shares of common stock underlying it on April 21, 2015 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 21, 2018.
(6)	Option vested as to 1/4th of the shares of common stock underlying it on April 29, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2017.
(7)	Option vested as to 1/4th of the shares of common stock underlying it on April 24, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 24, 2016.
(8)	Option vested as to 1/4th of the shares of common stock underlying it on April 25, 2012 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 25, 2015.
(9)	Fully vested option.
(10)	Restricted stock units vested as to 1/4th of the restricted stock units on January 3, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on January 3, 2016.
(11)	Option vested as to 1/4th of the shares of common stock underlying it on January 3, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on January 3, 2016.
(12)	Restricted stock units vested as to 1/4th of the restricted stock units on October 29, 2015 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on October 29, 2018.
(13)	Restricted stock units vested as to 1/4th of the restricted stock units on June 9, 2015 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on June 9, 2018.
(14)	Option vested as to 1/4th of the shares of common stock underlying it on June 9, 2015 and as to 1/48th of the underlying shares monthly thereafter until fully vested on June 9, 2018.
(15)	Restricted stock units vested as to 1/4th of the restricted stock units on January 1, 2015 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on January 1, 2018.
(16)	Restricted stock units vested as to 1/4th of the restricted stock units on January 14, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on January 14, 2016.
(17)	Option vested as to 1/4th of the shares of common stock underlying it on January 1, 2015 and as to 1/48th of the underlying shares monthly thereafter until fully vested on January 1, 2018.
(18)	Option vested as to 1/4th of the shares of common stock underlying it on January 14, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on January 14, 2016.
(19)	Restricted stock units vested as to 1/4th of the restricted stock units on May 6, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on May 6, 2017.
(20)	Option vested as to 1/4th of the shares of common stock underlying it on May 6, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 6, 2017.
(21)	The number of shares or units of stock that have not vested and the number of securities underlying unexercised options that are unexercisable are as of October 29, 2014, the date on which Mr. Post ceased employment with Cepheid.
(22)	Restricted stock units vested as to 1/4th of the restricted stock units on December 16, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on December 16, 2017.
(23)	Option vested as to 1/4th of the shares of common stock underlying it on December 16, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on December 16, 2017.

2014 Option Exercises and Stock Vested

The table below summarizes the stock option exercises and stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Bishop	400,000	15,504,184	20,312	902,122
Andrew D. Miller	113,703	2,361,570	9,548	431,454
Mike Fitzgerald	—	—	4,531	206,096
Warren C. Kocmond	23,437	345,246	3,125	134,698

2014 Nonqualified Deferred Compensation

Effective January 1, 2014, the Compensation Committee adopted and approved our Executive Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation program sponsored by Cepheid that permits certain eligible U.S. employees, including all of our named executive officers, to defer a portion of their base salary and cash based incentive awards. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan. We incur only incidental expenses to administer the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant’s compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to such plan) are eventually distributed from the plan.

Pursuant to the Deferred Compensation Plan, eligible employees can defer between 5% and 75% of their base salary and between 5% and 100% of any cash based incentive awards payable to such employee. Upon becoming eligible for participation, employees must specify the percentage of base pay and/or cash based incentive awards to be deferred, as well as the time and form of payment. Once made, such elections are irrevocable for the duration of the year in which they are made. In general, new deferral elections are made in December of each year for amounts to be earned in the following year.

Pursuant to the Deferred Compensation Plan, an administrative committee selects investment options from which each participant may make elections for the deemed investment of their accounts under the Deferred Compensation Plan. A participant may change their investment option. Although no assets will be segregated or otherwise set aside with respect to accounts set aside under the Deferred Compensation Plan, the amount that is ultimately payable to a participant with respect to his or her account will be determined as if such account had been invested in such manner as specified by the administrative committee pursuant to such participant’s investment option. All compensation deferrals under the Deferred Compensation Plan and all deemed earnings, gains or losses on such amounts are maintained for participants and all such accounts remain part of the general assets of Cepheid and are subject to the claims of general creditors of Cepheid.

Distribution of a participant’s account balance under the Deferred Compensation Plan will be made, at the election of the participant, upon the occurrence of any of the following events: (1) the first business day in a particular year selected by the participant, which must be at least one year after the year for which the election is made, (2) the participant’s Separation from Service (as defined in the Deferred Compensation Plan), (3) a Change in Control Event (as defined in the Deferred Compensation Plan), (4) the participant becoming Disabled (as defined in the Deferred Compensation Plan) or (5) the participant’s death. Such distribution will be made, at the election of the participant, in a single lump sum cash payment, five substantially equal annual cash installment payments or ten substantially equal annual cash installment payments. No withdrawals are permitted prior to the previously specified distribution date, other than in the event of certain Unforeseeable Emergencies (as defined in the Deferred Compensation Plan).

The table below provides information about contributions, earnings, withdrawals, distributions and balances under the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)
John L. Bishop (2)	—	—	—	—	—
Andrew D. Miller (2)	—	—	—	—	—
Peter Farrell (2)	—	—	—	—	—
Mike Fitzgerald	15,848	—	788	—	16,636
Warren C. Kocmond (2)	—	—	—	—	—
James Post	18,120	—	1,161	—	19,281

(1)	To the extent that a contribution was made from base salary, that amount is included in the “Salary” column of the “Summary Compensation Table” on page 49.To the extent that a contribution was made from cash incentive compensation are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 49.
(2)	Messrs. Bishop, Miller, Farrell and Kocmond did not participate in our Deferred Compensation Plan in 2014.

Potential Payments upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of our named executive officers other than James Post (who received severance in connection with his separation as described above) upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2014. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

Executive benefits and payments upon termination:	Voluntary termination or termination for cause ($)	Not within 1 year of a change of control				Within 1 year of a change of control				Death ($)	Disability ($)
		Termination other than for cause ($) (1)		Constructive termination ($)		Termination other than for cause ($)		Constructive termination ($)
John L. Bishop:
Base salary	—	666,000		666,000		1,332,000		1,332,000		—	—
Bonus	—		(2)		(2)	666,000		666,000		—	—
Medical continuation	—		(3)		(3)		(4)		(4)	—	—
Value of accelerated equity grants (5)	—	3,284,103		3,284,103		6,568,207		6,568,207		—	—

Andrew D. Miller:
Base salary	—	—		—		622,500		622,500		—	—
Bonus	—	—		—		249,000		249,000		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		2,422,209		2,422,209		—	—

Peter Farrell
Base salary	—	—		—		672,000		672,000		—	—
Bonus	—	—		—		268,000		268,000		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		1,859,539		1,859,539		—	—

Mike Fitzgerald
Base salary	—	—		—		480,000		480,000		—	—
Bonus	—	—		—		192,000		192,000		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		2,170,305		2,170,305		—	—

Warren C. Kocmond
Base salary	—	—		—		675,000		675,000		—	—
Bonus	—	—		—		270,000		270,000		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		2,119,421		2,119,421		—	—

(1)	Does not include amounts or benefits accumulated in the Deferred Compensation Plan, as those amounts are detailed in the preceding table.
(2)	Mr. Bishop would receive a pro-rated portion of his target cash bonus for the year of termination.
(3)	Mr. Bishop would be entitled to receive 12 months of COBRA health insurance premiums.
(4)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.
(5)	Calculated based on the closing price of Cepheid’s common stock of $54.14 on December 31, 2014, the last business day of our most recently completed fiscal year, multiplied by the number of shares subject to outstanding equity awards, less, in the case of outstanding options, the aggregate exercise price of the option.

Accounting and Tax Implications of Our Compensation Policies

We account for equity compensation granted to our employees under Financial Accounting Standards Board, Accounting Standards Codification 718 “Compensation-Stock Compensation,” or ASC 718, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, grants of restricted stock unit awards and restricted stock, if applicable, that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, may not be fully deductible by us at the time the award is otherwise taxable to employees.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.

Risks from Compensation Policies and Practices

The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. As part of this review, the Compensation Committee engaged Radford to deliver a report and assist with risk assessment of our compensation policies and programs. Based on the Compensation Committee’s review of our compensation policies and practices and Radford’s report, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In fiscal 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest, other than (1) the executive officer and director compensation arrangements discussed under “Executive Compensation” and “Director Compensation,” respectively, and (2) Dr. Steele, one of our directors, is the President and Chief Executive Officer of Geisinger Health Systems, and Geisinger is a customer of Cepheid and purchased approximately $1.7 million in goods and services from Cepheid in fiscal 2014.

RELATED PERSON TRANSACTION POLICY

It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to our directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation and Organizational Development Committee, and makes recommendations thereon to the Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee our financial, accounting, and reporting processes, our system of internal accounting and financial controls, the audit process, and our independent auditor’s qualifications, independence and performance. In furtherance of this purpose, the Audit Committee shall, among other things:

•	monitor the integrity of our financial statements;

•	review our major risk exposures and the steps taken by management to monitor or address such exposures;

•	monitor the periodic reviews of our accounting and financial reporting process and systems of internal control that are conducted by our independent registered public accounting firm and our financial and senior management;

•	review and evaluate the independence, judgment, and performance of our independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm, including a review of the overall scope, planning and staffing of such services, and select, oversee and compensate our independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Each of the members of the Audit Committee meets the independence and financial experience requirements of the Securities and Exchange Commission and NASDAQ listing standards. Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. Further, each member of the Audit Committee does not participate in the preparation of our financial statements, and has not so participated at any time during the past three years.

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles and the provision of all required certifications relating to those financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with our management;

•	discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU 380 (“The Auditors Communications With Those Charged With Governance”) and Rule 2-07 of SEC Regulation S-X (“Communications With Audit Committees”);

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”) and has discussed with the Ernst & Young LLP its independence of Cepheid;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

In addition, the Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

AUDIT COMMITTEE

Cristina H. Kepner, Chair

Thomas D. Brown

Dean O. Morton

SHAREHOLDER PROPOSALS

The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for the 2016 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 20, 2015. Submissions must be received by us at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in the proxy statement and form of proxy must do so in accordance with our bylaws and no later than December 31, 2015. Any submissions not received in the manner described above will not be considered.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of the forms furnished to it and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year, except as follows: (i) John L. Bishop filed a late Form 4 reporting shares purchased by Mr. Bishop under Cepheid’s Employee Stock Purchase Plan; (ii) Thomas L. Gutshall filed a late Form 4 reporting his transfer via gift of certain shares and a late Form 4 reflecting a sale of shares pursuant to Mr. Gutshall’s 10b-5 plan; (iii) Mr. Gutshall also filed an amended Form 4 correcting the number of shares of vested restricted stock reported in a prior filing; (iv) Kerry Flom filed an amended Form 3 correcting an administrative error in reporting the total shares owned at the filing of his initial Form 3; (v) Cristina H. Kepner filed an amended Form 4 to correct an administrative error in reporting the number of shares beneficially owned by Ms. Kepner; (vi) Dean O. Morton filed an amended Form 4 correcting the number of shares of vested restricted stock reported in a prior filing; and (vii) Mike Fitzgerald filed a late Form 4 reporting the vesting of restricted stock units and corresponding withholding of shares to cover taxes.

SHAREHOLDER COMMUNICATIONS

Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board of Directors, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of Cepheid will forward these communications directly to the director(s), except for spam, mass mailings, advertisements, or offensive or inappropriate material. The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

Our policy is to encourage members of our Board of Directors to attend the annual meeting of shareholders and generally schedules a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2014, eight of the nine directors then in office attended our annual meeting of shareholders.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

ATTACHMENT A

CEPHEID

2015 EQUITY INCENTIVE PLAN

(adopted February 10, 2015)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 4,600,000 Shares plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2006 Equity Incentive Plan (the “Prior Plan”) on the Effective Date (as defined below) (ii) shares that are subject to options or other awards granted under the Prior Plan that cease to be subject to Awards by forfeiture or otherwise after the Effective Date for any reason; (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of options or stock appreciation rights that are, after the Effective Date, forfeited, (iv) shares issued under the Prior Plan that are repurchased by the Company at the original issue price; and (v) shares that are subject to options or other awards granted under the Prior Plan that otherwise terminate without Shares being issued. Any Award other than an Option or a SAR shall reduce the number of Shares available for issuance by 2.17 Shares. Awards issued as an Option or a SAR shall reduce the number of Shares available for issuance by the number of Shares underlying the Award, regardless of the number of Shares actually issued upon exercise of the Award. The Company may issue Shares that are authorized but unissued shares pursuant to the Awards granted under the Plan. The Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.

2.2 Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. The following Shares may not again be made available for future grant and issuance as Awards under the Plan: (i) Shares that are withheld to pay the exercise or purchase price of an Award or to satisfy any tax withholding obligations in connection with an Award; (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; or (iii) shares of the Company’s Common Stock repurchased on the open market with the proceeds of an Option exercise price. To the extent that a Performance Award in the form of a cash bonus has been made, such Award will not reduce the number of Shares available for issuance under the Plan.

2.3 Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4 Limitations. No more than 5,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.5 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off, split-off or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Sections 2.1 or 2.2, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.4, (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, and (f) the number of Shares that are granted as Awards to Non-Employee Directors as set forth in Section 12, shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3. ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than one million five hundred thousand (1,500,000) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of two million (2,000,000) Shares in the calendar year in which they commence their employment.

4. ADMINISTRATION.

4.1 Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) subject to Section 18, determine the terms and conditions of any, and to institute any Exchange Program;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(o) adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside the United States;

(p) determine whether any Termination of any Participant shall constitute Cause; and

(q) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Interpretation and Discretion; Delegation. Except with respect to automatic grants to Non-Employee Directors made pursuant to Section 12, any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. To the extent permitted by applicable law, the Committee may delegate to one or more Directors the authority to grant an Award under this Plan to Participants who are not Insiders, in which case references to “Committee” in this Section 4.2 will refer to such delegate(s).

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

4.4 Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

5. OPTIONS. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option shall vest and may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option, provided that, subject to Section 27 below, the Performance Period shall be a minimum of one year; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria. If the Option is not being earned upon the satisfaction of Performance Factors, then the Committee will determine the vesting period of such Option which shall have a minimum of a three year period.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.

5.5 Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement or determined by the Committee, Cause will have the meaning set forth in the Plan.

5.7 Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”), including vesting restrictions that, subject to Section 27 below, if earned upon completion of Performance Factors, shall have a Performance Period of a minimum of one year, or if not earned upon completion of Performance Factors, shall have a vesting period of a minimum of three years. The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, the Award Agreement and in accordance with any procedures established by the Company.

6.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. The Committee shall determine the extent to which such Restricted Stock Awards have been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award, provided, that, subject to Section 27 below, all Stock Bonus Awards with vesting restrictions based upon completion of performance goals based on Performance Factors shall have a minimum one-year Performance Period; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. The Committee shall determine the extent to which such Stock Bonus Awards have been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. If the Stock Bonus Award is not being earned upon the satisfaction of Performance Factors, then the Committee will determine the vesting period of such Stock Bonus Award which, subject to Section 27, shall have a minimum of a three year period.

7.3 Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4 Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash or Shares, having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR, provided that, subject to Section 27 below, the Performance Period shall be a minimum of one year; (y) select from among the Performance Factors to be used to measure the performance goals; and (z) determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria. If the SAR is not being earned upon the satisfaction of Performance Factors, then the Committee will determine the vesting period of such SAR which, subject to Section 27, shall have a minimum of a three year period.

8.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.5 Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares. All RSUs shall be made pursuant to an Award Agreement.

9.2 Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; (d) the timing of settlement of a RSU, provided, that, subject to Section 27 below, a RSU with settlement restrictions based upon satisfaction of performance goals based on Performance Factors shall have a minimum one-year Performance Period; and (e) the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance goals, if any; and (z) determine the extent to which such RSU has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. If the RSU is not being earned upon the satisfaction of Performance Factors, then the Committee will determine the vesting period of such RSU which, subject to Section 27, shall have a minimum of a three year period.

9.3 Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PERFORMANCE AWARDS.

10.1 Performance Awards. A Performance Award is an award to a Participant of a cash bonus or a Performance Share bonus. Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2 Terms of Performance Awards. The Committee will determine, and each Award Agreement will set forth, the terms of each award of Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to a Performance Share bonus; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award will be settled, provided that, subject to Section 27 below, the Performance Period shall be a minimum of one year; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s Termination on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period, provided that, subject to Section 27 below, the Performance Period shall be a minimum of one year; and (y) select from among the Performance Factors to be used to measure performance goals. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than five million dollars ($5,000,000) in Performance Awards in any calendar year under this Plan.

10.3 Value, Earning and Timing of Performance Shares. Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of a Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay an earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock.

10.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

12. AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 12 shall be NQSOs.

12.2 Eligibility. Options and RSUs subject to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or reelected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3 Grant for Initial Election or Appointment. Each Non-Employee Director who is first elected or appointed as a member of the Board on or after the 2014 annual meeting of shareholders will automatically be granted, on the date such Non-Employee Director is first elected or appointed as a member of the Board, Options and/or RSUs that, in the aggregate, equals 32,500 Option equivalents (an “Initial Election Grant”), with the mix of Options and RSUs and the equivalency ratio of Options and RSUs to be determined from time to time in the discretion of the Board.

12.4 Annual Grants. On the date of the first meeting of the Board immediately following each annual meeting of shareholders of the Company beginning with the 2015 annual meeting (even if held on the same day as the meeting of shareholders), the Company shall grant each Non-Employee Director then in office for longer than six months Options and/or RSUs that, in the aggregate, equals 21,700 Option equivalents (an “Annual Grant”), with the mix of Options and RSUs and the equivalency ratio of Options and RSUs to be determined from time to time in the discretion of the Board.

12.5 Discretionary Grant. The Board may make discretionary grants to any Non-Employee Director (a “Discretionary Grant”).

12.6 Vesting, Exercisability and Settlement. The date a Non-Employee Director receives an Initial Election Grant or an Annual Grant is referred to in this Plan as the “Start Date” for such Award(s).

(a) Initial Election Grants. Except as set forth in Section 21.4, each Initial Election Grant will vest, and become exercisable or be settled as to one-third of the Shares subject to such Initial Election Grant on each one-year anniversary of the Start Date, so long as the Non-Employee Director continuously remains a director of the Company.

(b) Annual Grants. Except as set forth in Section 21.4, each Annual Grant will vest, become exercisable or be settled as to 100% of the Shares subject to such Annual Grant on the one-year anniversary of the Start Date, so long as the Non-Employee Director continuously remains a director of the Company.

(c) Discretionary Grants. Except as set forth in Section 21.4, Discretionary Grants shall vest, and become exercisable or be settled as determined by the Board.

12.7 Exercise Price. With respect to Options granted to a Non-Employee Director, the exercise price shall not be less than the Fair Market Value of the Shares at the time that such Option is granted.

13. WITHHOLDING TAXES.

13.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company, or to the Parent or Subsidiary employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant.

13.2 Stock Withholding. The Committee or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.

14.1 Transfer Generally. Unless determined otherwise by the Committee or its delegate(s) or pursuant to this Section 14, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by (i) a will or (ii) by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or domestic relations order to a Permitted Transferee, such Award may contain such additional terms and conditions as the Committee or its delegate(s) deems appropriate. All Awards will be exercisable: (A) during the Participant’s lifetime only by (x) the Participant, or (y) the Participant’s guardian or legal representative; (B) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (C) in the case of all awards except ISOs, by a Permitted Transferee (for awards made transferable by the Committee) or such person’s guardian or legal representative.

14.2 Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and will have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company or one of its Subsidiaries, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion. Notwithstanding anything to the contrary in the Plan, in no event will the Committee have the right to determine and implement the terms and conditions of any Award Transfer Program without shareholder approval.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Awards until the Shares subject to the Award are issued to the Participant, except for any dividend equivalent rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.

16. CERTIFICATES. All Shares or other securities, whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is not permitted without prior shareholder approval. Repricing is defined as the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, substitute, buyout or exchange outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs. In the event that shareholder approval of a repricing of Options or SARs is sought and obtained, the Committee may, by subsequent written notice to affected Participants, reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with shareholder approval, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan or this Section 18), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time for any reason or no reason, with or without cause.

21. CORPORATE TRANSACTIONS.

21.1 Dissolution or Liquidation. Except for automatic grants to Non-Employee Directors pursuant to Section 12 hereof, in the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Participant at least 30 days prior to such proposed action. To the extent it has not been previously exercised, all Awards will terminate immediately prior to the consummation of such proposed action.

21.2 Corporate Transaction. Except for automatic grants to Non-Employee Directors pursuant to Section 12 hereof, upon the consummation of a Corporate Transaction, unless otherwise determined by the Committee, all Shares acquired under the Plan and all Awards will be subject to the agreement governing such Corporate Transaction. Such agreement need not treat all Awards in an identical manner, and it will provide for one or more of the following with respect to each Award:

(a) The continuation of the Award by the Company (if the Company is the surviving corporation).

(b) The assumption of the Award by the surviving corporation or its parent and, with respect to an Award that is subject to Section 409A of the Code, in a manner that complies with Section 424(a) of the Code (whether or not the Award is an ISO). For the purposes of this subsection (b), the Award shall be considered assumed if, following the Corporate Transaction, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the Corporate Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction was not solely common stock of the successor corporation or its parent entity, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Common Stock subject to the Award, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction.

(c) The substitution by the surviving corporation or its parent of a new Award, and with respect an Award that is subject to Section 409A of the Code, in a manner that complies with Section 424(a) of the Code (whether or not the Award is an ISO).

(d) A payment to the Participant equal to the excess of (i) the Fair Market Value of the Shares subject to the Award as of the effective date of such Corporate Transaction over (ii) the Exercise Price or Purchase Price of Shares, as the case may be, subject to the Award in connection with the cancellation of the Award. Such payment will be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. The successor corporation may provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). Subject to Section 409A of the Code, such payment may be made in installments, may be deferred until the date or dates when the Award would have become exercisable or such Shares would have vested, and such payment may be subject to vesting based on the Participant’s continuing service as an Employee, Consultant or Director. However, the amount of such payment initially will be calculated without regard to whether or not the Award is then exercisable or such Shares are then vested. In addition, any escrow, holdback, earnout or similar provisions in the agreement for such Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares. If the Exercise Price of the Shares subject to an Option exceeds the Fair Market Value of such Shares, then the Option may be cancelled without making a payment to the Participant. For purposes of this subsection, the Fair Market Value of any security will be determined without regard to any vesting conditions that may apply to such security.

Notwithstanding the forgoing, if (I) the Award is not continued pursuant to subsection (a) above, (II) the Award is not assumed pursuant to subsection (b) above, (III) the Award is not substituted pursuant to subsection (c) above, or (IV) the payment pursuant to subsection (d) above is only for the portion of an Award which is vested as of the closing of such Corporate Transaction, then any Option and/or SAR, and any Shares subject to any Option and/or SAR shall become fully exercisable and fully vested and/or all other Awards shall become fully vested contingent upon the consummation of such Corporate Transaction.

21.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

21.4 Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary, in the event of a dissolution or liquidation described in Section 21.1 or upon the consummation of a Corporate Transaction described in Section 21.2, the vesting of all Options and RSUs granted to Non-Employee Directors pursuant to Section 12 of this Plan will accelerate and be fully vested, any Shares that are subject to a Right of Repurchase of the Company shall be released from such Right of Repurchase and shall be fully vested, and any Options will become exercisable in full immediately prior to, and contingent upon, the consummation of such event and upon such other conditions as the Committee determines, and such Options must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire.

22. ADOPTION AND SHAREHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws rules.

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. TIME BASED VESTING RESTRICTIONS. Notwithstanding anything else in this Plan, the Company may grant Options, Restricted Stock Awards, Stock Bonus Awards, RSUs and Performance Share bonuses without taking into account the minimum Performance Period requirements set forth in Sections 5, 6, 7, 8, 9 and 10, respectively; provided, that, the Company does not grant more than 5% of the aggregate Shares reserved and available for grant and issuance pursuant to this Plan without such minimum Performance Periods set forth in Sections 5, 6, 7, 8, 9 and 10 above. For the avoidance of doubt, neither the foregoing sentence nor the minimum Performance Period requirements set forth in Sections 5, 6, 7, 8, 9 and 10 shall restrict the Company from entering into (or continuing to be a party to) individual agreements with Participants that provide for the acceleration of the vesting restrictions or Performance Periods of Awards upon the consummation of a Corporate Transaction, termination of employment, or other specific events.

28. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock Award, Stock Bonus Award, Stock Appreciation Right, Restricted Stock Unit or Performance Award.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to Participants outside the United States, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award Agreements that are not used by Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Award Transfer Program” means, any program instituted by the Committee that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Committee. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Committee.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty or a misappropriation of funds, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary, or (c) a failure to materially perform the customary duties of Employee’s employment.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Common Stock” means the common stock of the Company.

“Company” means Cepheid Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company). Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporation Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (both as defined in Section 409A of the Code).

“Director” means a member of the Board.

“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

“Effective Date” means the date this Plan is approved by the Company’s shareholders, the date of which shall be within twelve (12) months before or after the date this Plan is adopted by the Board.

“Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an executive officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Option” means an award of an option to purchase Shares pursuant to Section 5 or Section 12 of the Plan.

“Parent” has the same meaning as “parent corporation” in Section 424(e) of the Code.

“Participant” means a person who holds an Award under this Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan.

“Performance Factors” means the factors selected by the Committee, which may include, but are not limited to the, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total shareholder return and/or total shareholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company specific operational metrics.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee or its delegate(s) with respect to Participants who are not Insiders, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means a performance share bonus granted as a Performance Award pursuant to Section 10 of the Plan.

“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

“Plan” means this Cepheid Inc. 2015 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and the common stock of any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

“Subsidiary” has the same meaning as “subsidiary corporation” in Section 424(f) of the Code.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she will be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. An employee will have terminated employment as of the date he or she ceases to provide services (regardless of whether the termination is in breach of local laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law. The Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of the Plan and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

Cepheid
CEPHEID 904
CARIBBEAN DRIVE
SUNNYVALE, CA 94089-1302
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via
e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M84255-P62792 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
CEPHEID
The Board of Directors recommends you vote “FOR” each of the following nominees to serve on the Board of Directors for a three-year term:
1. To elect three Class I directors of Cepheid to serve on the Board of Directors for a three-year term. The Board of Directors intends to present the following nominees for election as Class I directors:
Nominees For Against Abstain
1a. John L. Bishop 1b. Thomas D. Brown 1c. Wayne G. Paterson
The Board of Directors recommends you vote “FOR” proposals 2, 3 and 4:
2. To approve the Cepheid 2015 Equity Incentive Plan.
3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2015.
For Against Abstain
4. To approve a non-binding advisory resolution on Cepheid’s executive compensation.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here (see reverse for instructions).
Please indicate if you plan to attend this meeting. Yes No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Directions
FROM SAN JOSE:
Take 101 northbound.
Take the Lawrence Expressway exit.
Make a right onto Lawrence Expressway (at signal).
Make a left onto Moffett Park Dr. (at signal).
Make the first left onto Chesapeake Terrace.
Proceed to 1315 Chesapeake Terrace (to Mediterranean
Conference Room).
FROM SAN FRANCISCO:
Take 101 southbound.
Take the Lawrence Expressway exit.
Make a left onto Lawrence Expressway (at signal).
Make a left onto Moffett Park Dr. (at signal).
Make the first left onto Chesapeake Terrace.
Proceed to 1315 Chesapeake Terrace (to Mediterranean
Conference Room).
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.
M84256-P62792
CEPHEID
Annual Meeting of Shareholders
April 28, 2015 at 1:00 p.m. (Pacific Time)
This proxy is solicited by the Board of Directors
The undersigned shareholder of Cepheid hereby appoints Daniel E. Madden and Joseph H. Smith and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on March 6, 2015 at the annual meeting of shareholders of Cepheid to be held on April 28, 2015 at 1:00 p.m. (Pacific Time) at Cepheid’s offices, 1315 Chesapeake Terrace, Sunnyvale, California 94089 and any adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE